Exhibit 2.1

Execution Version

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (“Agreement”), dated as of the 29th day of October, 2016, is entered into by and among (i) EMPER Holdings, LLC, a Delaware limited liability company (together with its successors and assigns, “Purchaser”), (ii) PREEM Holdings I, LLC, a Georgia limited liability company (“PREEM I”), PREEM Holdings II, LLC, a Georgia limited liability company (“PREEM II,” and together with PREEM I, the “Sellers” and each, a “Seller”), and each of Vikas Verma and Henry Schmueckle, (each an “Individual,” and together, the “Individuals,” and collectively with the Sellers, the “Equityholders,” and any of the foregoing individually, an “Equityholder”), (iii) Vikas Verma in his capacity as the Equityholders’ representative (“Equityholders’ Representative”), and (iv) Installed Building Products, Inc., a Delaware corporation (“IBP”). Certain capitalized terms used in this Agreement and not otherwise defined shall have the meanings set forth in Section 13.1.

WHEREAS, the Individuals are the sole equityholders of the Sellers;

WHEREAS, the Individuals are the sole equityholders of Trilok Industries, Inc., a Georgia corporation (“Trilok”);

WHEREAS, Trilok is the sole equityholder of Alpha Insulation & Waterproofing, Inc., a Texas corporation (“Alpha”);

WHEREAS, the Individuals are the sole equityholders of Alpha Insulation & Waterproofing Company, a Georgia corporation (“Alpha Company,” and collectively with Trilok and Alpha, the “Companies”) (each of Trilok, Alpha and Alpha Company are sometimes individually referred to herein as a “Company”); and

WHEREAS, the Equityholders desire to sell, and Purchaser desires to purchase, all of the outstanding Capital Stock of Trilok (the “Trilok Shares”) and Alpha Company (the “Alpha Company Shares” and together with the Trilok Shares the “Acquired Shares”), on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of and in reliance upon the mutual representations, warranties and covenants set forth in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

SECTION 1

SALE AND PURCHASE OF ACQUIRED SHARES

1.1 Sale and Purchase of Acquired Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 2.1), the Sellers shall sell, transfer and deliver the Acquired Shares to Purchaser, and Purchaser shall purchase the Acquired Shares from the Sellers free and clear of all Liens.

1.2 Purchase Price. The aggregate purchase price for the Acquired Shares is $92,120,000 (the “Gross Purchase Price”) subject to adjustment pursuant to this Section 1.2 and Sections 1.3 and 1.5 (the “Purchase Price”) and shall be payable at the Closing as set forth below and in the flow of funds that will be attached hereto as Schedule 1.2 at the Closing (the “Flow of Funds”).

(a) Common Stock of IBP. IBP will pay $9,212,000 of the Purchase Price on Purchaser’s behalf by issuing a total of 282,577 shares of IBP common stock, par value $0.01 per share (the “Common Stock”), to the Individuals (per Section 1.2(e)) as evidenced by a copy of a letter delivered to American Stock Transfer & Trust Company at the Closing instructing it to register 211,933 shares of the Common Stock in Vikas Verma’s name and 70,644 shares of Common Stock in Henry Schmueckle’s name (the “AST Letter”), in each case in book-entry record, including the restrictive legends provided in Section 9.4(b) (collectively, the “IBP Shares”).

(b) Holdback Amount. Purchaser will retain $1,000,000 of the Purchase Price to be held by Purchaser in escrow for the Equityholders’ obligations, if any, under Section 1.3 (the “Holdback Amount”).

(c) Funded Indebtedness. On behalf of each Company, Purchaser will pay in full the Funded Indebtedness of such Company, if any, listed in the Flow of Funds and pursuant to the Lien release documents delivered to Purchaser per Section 8.2(v); provided that any Funded Indebtedness in excess of $350,000 will reduce the amount of the Closing Payment.

(d) Cash at Closing. After application of Sections 1.2(a) through 1.2(c), Purchaser will pay and deliver to the Individuals the balance of the Purchase Price for the Acquired Shares (the “Closing Payment”) by wire transfer of immediately available funds to an account designated by each Individual (per Section 1.2(e)) in the Flow of Funds (together, the “Individuals’ Accounts”).

(e) Payments to the Individuals. Each of the Equityholders acknowledges and agrees to the foregoing methodology and manner of payment of the Purchase Price (including any Earn Out Amount), and the Sellers direct Purchaser and IBP to make such payments, including via the issuance of the IBP Shares to the Individuals and the Closing Payment to the Individuals’ Accounts, as set forth above. Notwithstanding the foregoing, the parties agree that, for Tax purposes, the Purchase Price (and any individual component thereof, including the Earn Out Amount, if any) shall be deemed paid directly to the Sellers as consideration for the Acquired Shares.

Notwithstanding the foregoing, the Purchase Price may be adjusted downward pursuant to the terms of Section 11.8.

1.3 Post Closing Adjustment.

(a) Within 14 days after the Closing Date, Purchaser and Equityholders’ Representative will: (i) agree on the amount of Closing Cash as of 11:59 p.m. on the Closing Date; and (ii) prepare a balance sheet of the Companies (the “Closing Balance Sheet”), in a manner consistent with the balance sheet included in the Companies’ 2015 Audited Financial Statements (as defined in Section 5.7), an example of which is set forth on Schedule 1.3, and calculate and mutually agree upon what the Net Working Capital was as of 11:59 p.m. on the Closing Date.

(b) If the parties are unable to mutually agree on the amount of Closing Cash or the Closing Balance Sheet during such 14-day period described above, then the parties shall submit only the issues remaining in dispute to BDO Consulting, a division of BDO USA, LLP, 100 Park Avenue, New York, NY 10017, attention: Jeffrey Katz (the “Independent Accountants”) for resolution. The parties shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are reasonably available to that party or its agents without exercising undue effort and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants. The determination by the Independent Accountants, as set forth in a notice to be delivered to both Equityholders’ Representative and Purchaser within 20 days of the submission to the Independent Accountants of only the issues remaining in dispute, shall be final, binding and conclusive on the parties enforceable in any court of competent jurisdiction. The Equityholders, jointly and severally, on the one hand, and Purchaser, on the other hand, will each bear 50% of the fees and costs of the Independent Accountants for such determination.

(c) The amount, if any, by which the Net Working Capital is less than $15,000,000 is referred to herein as the “Net Working Capital Deficiency Amount.” The amount, if any, by which the Closing Cash is less than $1,000,000 is referred to as the “Cash Deficiency Amount” and together, with the Net Working Capital Deficiency Amount, the “Equityholder Deficiency Amount.” The amount, if any, by which the Net Working Capital is greater than $15,000,000 is referred to herein as the “Net Working Capital Surplus Amount.”

(d) The Equityholder Deficiency Amount or the Net Working Capital Surplus Amount, as applicable, shall be paid within three days of the final determination of the Equityholder Deficiency Amount or Net Working Capital Surplus Amount, as applicable. For purposes of clarity, the parties intend that only one payment be made, e.g., if the Net Working Capital Surplus Amount less the Equityholder Deficiency Amount is a positive amount, only the Individuals shall be paid pursuant to this Section. The Equityholder Deficiency Amount shall be paid in cash by the Equityholders to Purchaser, first by distribution from the Holdback Amount of an amount equal to the Equityholder Deficiency Amount, and, if the Equityholder Deficiency Amount exceeds the Holdback Amount, then such excess will be the joint and several obligation of the Equityholders and be payable in full to Purchaser within the time period set forth above. Per Section 1.2(e), the Net Working Capital Surplus Amount will be allocated among the Acquired Shares and the Individuals in the same percentages as the Closing Payment is allocated among such Acquired Shares and the Individuals and be paid by wire transfer of immediately available funds to the Individuals’ Accounts.

(e) For Tax purposes, the Equityholder Deficiency Amount, if any, shall be treated as a decrease in the Purchase Price, and the Net Working Capital Surplus Amount, if any, shall be treated as an increase in the Purchase Price and shall, in each case, be allocated among the Acquired Shares and the Sellers in the same percentages as the Closing Payment is allocated among the Acquired Shares and the Sellers.

1.4 Release of Holdback Amount. The Holdback Amount, net of any deductions pursuant to Section 1.3, will be allocated among the Acquired Shares and the Individuals in the same percentages as the Closing Payment is allocated among such Acquired Shares and the Individuals and be paid by wire transfer of immediately available funds to the Individuals’ Accounts promptly following the completion of the post-Closing adjustment pursuant to Section 1.3.

1.5 Earn Out.

(a) Subject to the terms and conditions of this Section 1.5, Purchaser will pay to the Individuals, as additional Purchase Price for the Acquired Shares, an amount equal to three times the amount, if any, by which the total EBITDA for the 2016 fiscal year for the Companies (the “2016 EBITDA”) exceeds $15,655,477 (the “Earn Out Amount”).

(b) To determine the 2016 EBITDA amount, Purchaser’s independent public accountants will calculate, in accordance with GAAP and consistent with the same manner in which the Companies’ 2015 Audited Financial Statements were prepared, the EBITDA of each of the Companies for its 2016 fiscal year and the sum of the total EBITDA of the Companies for their 2016 fiscal year. Such calculations will be undertaken promptly after the Closing, and a copy of such final calculations will be provided to Purchaser and Equityholders’ Representative by such accountants (such final calculations being referred to as, the “Auditor’s Report”). The parties agree that the costs incurred by the Companies in 2016 that are solely related to: (i) the Companies’ responses to the due diligence requests of Purchaser; (ii) the restatement of the Companies’ financials at Purchaser’s request; and (iii) preparing to consummate the transactions contemplated by this Agreement, including the Pre-Closing Reorganization, which costs will be set forth on Schedule 1.5 and attached hereto at the Closing, shall not be deducted from the Companies’ earnings for purposes of calculating the 2016 EBITDA.

(c) Following the receipt by Equityholders’ Representative of the Auditor’s Report, Purchaser shall permit Equityholders’ Representative reasonable access during normal business hours to the books and records pertaining to the preparation of the Auditor’s Report and provide Equityholders’ Representative with copies thereof (as reasonably requested by Equityholders’ Representative) and such additional information as Equityholders’ Representative may reasonably request to confirm the Earn Out Amount. The Equityholders agree that the scope of such audit shall be reasonable and as is customary in transactions of this kind. All costs and fees incurred by the parties related to the exercise of the audit right shall be borne by each of the respective parties. If the parties fail to mutually agree on the Earn Out Amount after 30 days following the receipt of the Auditor’s Report by Equityholders’ Representative, then the parties shall submit the issues then-remaining in dispute to the Independent Accountants to be decided in accordance with Section 1.3(b).

(d) The Earn Out Amount, if any, will be allocated among the Acquired Shares, in the same ratio that each of the following bear to the combined EBITDA of all of the Companies as shown in the Auditor’s Report: (i) the combined EBITDA of Trilok and Alpha as shown in the Auditor’s Report; and (ii) the EBITDA of Alpha Company as shown in the Auditor’s Report. The Earn Out Amount as so allocated in the immediately preceding sentence, will be allocated among the Acquired Shares and the Individuals in the same percentages as the Closing Payment is allocated among the Acquired Shares and the Individuals, and be paid by wire transfer of immediately available funds to the Individuals’ Accounts (per Section 1.2(e)) within three days of the final determination of such amount. Notwithstanding the foregoing, the parties agree that, for Tax purposes, the Earn Out Amount, if any, shall be deemed paid directly to the Sellers as consideration for the Acquired Shares.

SECTION 2

THE CLOSING

2.1 The Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of documents and signatures on the later of: (a) January 5, 2017; and (b) two business days after the last of the conditions to Closing set forth in Section 8 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date) (the “Closing Date”). Strictly for purposes of allocation of expenses, adjustments, Tax and other financial effects of the transactions contemplated hereby, the Closing shall be deemed to have occurred at 11:59 p.m. on the Closing Date. For all other purposes, including passage of title and risk of loss, the effective time shall be at the Closing.

2.2 Closing Obligations. At the Closing: (a) the parties will deliver the Transaction Documents referred to in Section 8; (b) Purchaser will pay the Closing Payment to the Individuals’ Accounts, deliver a copy of the AST Letter to the Individuals, and pay off the Funded Indebtedness per the Lien release documents delivered to Purchaser per Section 8.2(v); and (c) the Equityholders shall deliver to Purchaser certificates evidencing the Acquired Shares, together with duly executed instruments of assignment and transfer for the Acquired Shares.

2.3 Interdependence. The sale and other transfers and deliveries described herein shall be mutually interdependent and regarded as occurring simultaneously as of the Closing, and, unless a particular transfer or delivery is waived by the party entitled to the benefit of such sale, transfer or delivery, no such sale, transfer or delivery shall become effective unless and until all the other transfers and deliveries provided for herein have also been consummated.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Equityholders as follows:

3.1 Organization and Authority. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has full power and authority to execute, deliver and perform its obligations under this Agreement and each of the Transaction Documents to be executed and delivered by it in connection herewith, and such execution, delivery and performance by Purchaser has been approved by all necessary organizational action. Purchaser has duly executed and delivered this Agreement, and it constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, similar laws relating to debtor relief and general principles of equity (the “Equitable Exceptions”). When each other Transaction Document to which Purchaser is or will be a party has been duly executed and delivered by Purchaser (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Purchaser enforceable against it in accordance with its terms, except as enforceability may be limited by the Equitable Exceptions.

3.2 No Conflicts. The execution, delivery and performance of this Agreement and each of the Transaction Documents to be executed and delivered by Purchaser in connection herewith does not and will not: (a) conflict with or violate any Applicable Law or any judgment, order or decree to which Purchaser is subject; (b) violate or conflict with the provisions of its Charter Documents; or (c) result in the breach of, or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which Purchaser is a party or by which any of its property is bound.

3.3 Consents. Except as set forth on Schedule 3.3, no consent, approval, authorization, license, order or permit of, or declaration, registration or filing with, or notification to, any Governmental Authority or any other Person is required in connection with the execution, delivery and performance of this Agreement and each of the Transaction Documents to be executed and delivered by Purchaser in connection herewith, or the consummation of any transaction contemplated hereby or thereby.

3.4 Brokers. No Person is or will become entitled, by reason of any Contract entered into or made by or on behalf of Purchaser to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

3.5 Sufficiency of Funds. Purchaser has sufficient cash on hand or other sources of available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

3.6 Access to Information. Purchaser acknowledges that it has reviewed the information on the Companies and all other materials Purchaser deemed necessary for the purpose of making an investment decision with respect to the Acquired Shares, and, at a reasonable time prior to the Closing, has been afforded: (a) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from the Equityholders concerning the Companies’ respective business, management and financial affairs and terms and conditions of the purchase of the Acquired Shares and the merits and risks of purchasing the Acquired Shares; (b) access to information about the Companies and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (c) the opportunity to obtain such additional information that the Equityholders possess or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the purchase of the Acquired Shares. Purchaser has evaluated the risks of investing in the Acquired Shares, understands there are substantial risks of loss incidental to the investment and has determined that it is a suitable investment for Purchaser.

3.7 Legal Proceedings. To the knowledge of Purchaser, there are no actions or proceedings pending or threatened against Purchaser that seek to prevent the consummation of the transactions contemplated by this Agreement.

3.8 No Other Representations and Warranties. Except for the representations and warranties contained in this Section 3 and Section 4 (including the related portions of the Schedules) and the Transaction Documents, neither Purchaser nor any other Person on behalf of Purchaser has made or makes any other express or implied representation or warranty, either written or oral, regarding Purchaser, IBP or the IBP Shares, including any representation or warranty as to the accuracy or completeness of any information regarding Purchaser, IBP or the IBP Shares furnished or made available to the Equityholders, and each of their respective representatives, and any information, documents or material made available to the Equityholders in management presentations (or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of Purchaser or IBP.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF IBP

IBP represents and warrants to the Equityholders as follows:

4.1 Organization and Authority. IBP is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. IBP has full power and authority to execute, deliver and perform its obligations under this Agreement, and such execution, delivery and performance by IBP has been approved by all necessary organizational action. IBP has duly executed and delivered this Agreement, and it constitutes the legal, valid and binding obligation of IBP, enforceable against IBP in accordance with its terms, except as enforceability may be limited by the Equitable Exceptions.

4.2 No Conflicts. The execution, delivery and performance of this Agreement by IBP does not and will not: (a) conflict with or violate any Applicable Law, any judgment, order or decree or rules and regulations of the stock exchange, to which IBP is subject; (b) violate or conflict with the provisions of its Charter Documents; or (c) result in the breach of, or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which IBP is a party or by which any of its property is bound.

4.3 Consents. Except as set forth on Schedule 3.3, no consent, approval, authorization, license, order or permit of, or declaration, registration or filing with, or notification to, any Governmental Authority or any other Person is required in connection with the execution, delivery and performance of this Agreement by IBP in connection herewith, or the consummation of any transaction contemplated hereby or thereby.

4.4 The IBP Shares. The issuance of the IBP Shares by IBP pursuant hereto has been duly authorized, and the IBP Shares, upon issuance in accordance with the terms hereof, will be validly issued, fully paid and non-assessable.

4.5 Disclosure Materials. IBP has filed all reports required to be filed by it under the Exchange Act, including pursuant to §13(a) or §15(d) thereof, since October 1, 2014 on a timely basis. Such reports required to be filed by IBP under the Exchange Act, including pursuant to §13(a) or §15(d) thereof, together with any materials filed or furnished by IBP under the Exchange Act, whether or not any such reports were required, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports,” and together with this Agreement and such other supplemental financial and business information as was provided to the Equityholders prior to the date hereof, the “Disclosure Materials.”

4.6 No General Solicitation; Financial Advisor’s Fees. Neither IBP, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended) in connection with the issuance of the IBP Shares. IBP has not engaged any financial advisor, placement agent or other agent in connection with the issuance of the IBP Shares.

4.7 Legal Proceedings. To the knowledge of IBP, there are no actions or proceedings pending or threatened against IBP that seek to prevent the consummation of the transactions contemplated by this Agreement.

4.8 No Other Representations and Warranties. Except for the representations and warranties contained in Section 3 and this Section 4 (including the related portions of the Schedules) and the Transaction Documents, neither IBP nor any other Person on behalf of IBP has made or makes any other express or implied representation or warranty, either written or oral, regarding Purchaser, IBP or the IBP Shares, including any representation or warranty as to the accuracy or completeness of any information regarding Purchaser, IBP or the IBP Shares furnished or made available to the Equityholders, and each of their respective representatives, and any information, documents or material made available to the Equityholders in management presentations (or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of Purchaser or IBP.

SECTION 5

REPRESENTATIONS AND WARRANTIES OF THE EQUITYHOLDERS

REGARDING THE COMPANIES

The Equityholders, jointly and severally, represent and warrant to Purchaser and IBP that the statements contained in this Section 5 are true, complete and correct as of the date hereof, except as set forth in the Schedules. The Schedules shall not be deemed adequate to disclose an exception to a representation or warranty unless the Schedule identifies the exception with particularity and describes the relevant facts in detail.

5.1 Organization and Good Standing. Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of either the State of Georgia (Trilok and Alpha Company) or Texas (Alpha), and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Schedule 5.1 describes each business conducted currently by each Company. Schedule 5.1 lists each of the jurisdictions (and under what trade name(s), as applicable) where each Company: (a) is qualified or licensed as a foreign entity; and/or (b) currently does, or has since October 1, 2013 done, business. Each Company is duly qualified to conduct business and is in good standing in each jurisdiction in which either the ownership of its properties or the nature of its activities requires it to be so qualified, except where the failure to be licensed or qualified would not have a material adverse effect on each such Company (individually or in the aggregate). The Equityholders have furnished to Purchaser correct and complete copies of the Charter Documents (and any other Contracts affecting its governance) of each Company.

5.2 Power. Each Company has full organizational power and authority to own, lease and operate its assets and to carry on its business as presently conducted.

5.3 No Conflicts; Consents. The execution, delivery and performance of this Agreement and the Transaction Documents in connection herewith does not and will not: (a) conflict with or violate any Applicable Law or any judgment, order or decree to which any Company is subject; (b) violate or conflict with the provisions of any Company’s Charter Documents; or (c), except as set forth on Schedule 5.3, result in the breach of, constitute a default under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any Company’s assets or properties pursuant to, any Contract to which such Company is a party or by which any of its assets are bound. Except as set forth on Schedule 5.3, no Company needs to obtain any consent, approval, authorization, order or permit of, or make any declaration, registration or filing with, or notification to, any Governmental Authority or any other Person in order for the parties to consummate the transactions contemplated by this Agreement.

5.4 Capitalization. Schedule 5.4 sets forth the total authorized Capital Stock of each Company. For each Company, Schedule 5.4 lists each class of shares (including treasury shares), the par value thereof, the issued and outstanding shares of each class, and the record ownership of such shares. The issued and outstanding Capital Stock of each Company: (a) is duly authorized, validly issued, fully paid and non-assessable; (b) has been issued in compliance with Applicable Law; and (c) has been issued in compliance with applicable preemptive, preferential or contractual rights. There are no outstanding options, subscriptions, warrants, convertible securities, purchase rights, preemptive rights, conversion rights, redemption rights, buy-sell rights, rights of first refusal or similar rights, agreements or undertakings in effect or committed to by any Company or the Equityholders relating to the Capital Stock of any Company, and there is no commitment or agreement to grant or issue any such right, agreement or undertaking. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights held by any Person with respect to any Company. There are no irrevocable proxies, voting trusts, equityholders’ agreement or similar Contract with respect to the exercise of the voting power of any Company. There is no obligation, contingent or otherwise, of any Company to repurchase, redeem or otherwise acquire any of its Capital Stock. There are no bonds, debentures, notes or other indebtedness that have the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which equityholders of any Company are entitled to vote. No Capital Stock of any Company has been reserved for any purpose.

5.5 Subsidiaries and Joint Ventures. Except for Trilok’s ownership interest in Alpha, no Company owns or has any obligation to acquire any Capital Stock in any other Person, nor is a partner, equityholder or participant in any partnership, limited liability company, joint venture, association or similar Contract. There is no obligation, contingent or otherwise, of any Company to provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of any other Person.

5.6 Books and Records. The books of account, asset ledgers, inventory ledgers, minute books, equity ledgers and other records of the Companies, which have been made available to Purchaser, are complete and correct in all material respects and have been maintained on a consistent basis in accordance with sound business practices and in a manner sufficient to permit the preparation of the 2015 Audited Financial Statements. The minute books of each of the Companies contain accurate records of any meetings held of, and organizational action taken by, the equityholders and the board of directors of such Company.

5.7 Financial Statements. Schedule 5.7 consists of the following financial statements (collectively the “Financial Statements”): (i) the combined audited balance sheets of the Companies as of December 31, 2015, and related statements of income for the 12-month periods then ended (the “2015 Audited Financial Statements”); (ii) the consolidated audited balance sheets of the Companies as of December 31, 2014, and related statements of income for the 12-month periods then ended (the “2014 Financial Statements”); and (iii) the combined balance sheet of the Companies as of June 30, 2016 (the “Balance Sheet Date”) and related statement of income for the 6-month period then ended. The Financial Statements, including the notes thereto: (a) are correct and complete in all material respects; (b) are consistent with, and have been prepared from, the books and records of the Companies in accordance with GAAP applied on a consistent basis throughout the period involved; and (c) fairly present in all material respects the financial condition and results of operations of the Companies as of each date and for the respective periods covered by the Financial Statements, and, with respect to the 2014 Financial Statements only, determined in a manner consistent with each Company’s past practices. With respect to the statements of income contained in the Financial Statements, such statements of income do not contain any extraordinary or non-recurring income or any other income not earned in the Ordinary Course of Business, except as set forth therein. The Companies’ books of account accurately reflect all items of income and expense (including accruals) and all of the Companies’ assets and liabilities in a manner sufficient to permit the preparation of the 2015 Audited Financial Statements, and, with respect to the 2014 Financial Statements, in a manner consistent with the Companies’ past practices. No Company has received any prepayments or deposits from customers for products shipped, or services to be performed, in the future except as set forth on the Financial Statements or on Schedule 5.7.

5.8 Liabilities. Schedule 5.8 sets forth all of the Funded Indebtedness of each Company. No Company has any indebtedness, liability, claim, loss, commitment or obligation of any nature (whether asserted or unasserted, absolute or contingent, liquidated or unliquidated, accrued or unaccrued and whether due or to become due), and there is no basis for any present or future claim or demand giving rise to such indebtedness, liability, claim, loss, commitment or obligation, required to be reflected in the Financial Statements, except for liabilities reflected or reserved against on the Financial Statements and trade accounts payable and accrued expenses incurred in the Ordinary Course of Business since the Balance Sheet Date. No Company is liable upon, or obligated in any other way to provide funds in respect of, or to guaranty or assume in any manner, any debt or obligation of any other Person.

5.9 Recent Events. Since the Balance Sheet Date: (i) the business and affairs of each Company have been operated in the Ordinary Course of Business (except for the transactions contemplated herein); (ii) each Company has exercised its commercially reasonable efforts to preserve and advance its operations; and (iii) each Company’s relations with its customers have been carried on in a manner designed to preserve such Company’s goodwill. Without limiting the foregoing, since the foregoing date, (x) there has not been any Material Adverse Change (either on an individual basis with respect to each Company or on a consolidated basis with respect to all of the Companies), (y) no event has occurred or circumstance exists that could reasonably be expected to result in a Material Adverse Change (either on an individual basis with respect to each Company or on a consolidated basis with respect to all of the Companies), and (z) with respect to each Company, except as otherwise provided on Schedule 5.9, there is not and has not occurred any:

(a) change in or issuance or sale of any Company’s authorized or issued Capital Stock; issuance of any security convertible into, or exchangeable for, such Capital Stock; purchase, redemption, retirement or other acquisition by any Company of any shares of its Capital Stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of its Capital Stock;

(b) amendment to the Charter Documents of any Company;

(c) increase (or promise of any increase) of any bonuses, salaries, benefits or other compensation to any equityholder, manager, officer, director, employee or Service Provider of a Company (or the payment thereof) other than in the Ordinary Course of Business;

(d) adoption of, modification of, termination of or increase in the payments to or benefits under, any Company’s Benefit Plan;

(e) capital expenditure (or series of capital expenditures) by a Company involving more than $50,000 or outside the Ordinary Course of Business of a Company;

(f) loan to or acquisition of the assets or securities by a Company of any other Person other than purchases of inventory in the Ordinary Course of Business of a Company;

(g) delay or postponement in the payment of any material accounts payable outside the Ordinary Course of Business of a Company;

(h) damage to or destruction or loss of any asset of a Company with a replacement value of $50,000 or greater, whether or not covered by insurance (other than through ordinary wear and tear);

(i) entry into, modification of, termination of, or acceleration of: (i) any license, lease, credit, debt, guaranty or similar Contract to which a Company is a party, (ii) any Contract or transaction involving a total commitment by or to a Company of at least $100,000, or (iii) any transaction, arrangement or Contract with any current or former director, officer, manager, equityholder, employee or Service Provider of a Company (other than their right to receive compensation and benefits in the Ordinary Course of Business);

(j) sale (other than sales of inventory in the Ordinary Course of Business of a Company), lease, or other disposition or transfer of the tangible or intangible assets of any Company with a fair market value of $50,000 or greater;

(k) mortgage, pledge, granting of security interest in or imposition of any Lien on any of the tangible or intangible assets of any Company;

(l) cancellation, compromise, waiver or release of any claims or rights (or series of claims or rights) either involving a value to a Company in excess of $50,000 or outside the Ordinary Course of Business of a Company;

(m) change in the accounting methods used by a Company;

(n) Contract or transaction outside the Ordinary Course of Business of a Company; or

(o) notice or Contract, whether oral or written, by any Company to do any of the foregoing.

5.10 Accounts Receivable.

(a) The aged listing of all of the Companies’ accounts receivable that are included on the Closing Balance Sheet will be attached to this Agreement by Purchaser and Equityholders’ Representative as Schedule 5.10 (collectively, the “Accounts Receivable”) as soon as reasonably practicable, but no later than the date the Closing Balance Sheet is determined pursuant to Section 1.3. All of the Accounts Receivable arose in the Ordinary Course of Business, subject to no defenses, offsets or counterclaims, and reflect goods actually sold and delivered or services rendered in the Ordinary Course of Business of each Company. None of the Accounts Receivable are obligations of any of the Equityholders, or any of the Companies’ respective employees, Service Providers, managers, officers or directors, or any of their respective Affiliates. To the Equityholders’ Knowledge, the Accounts Receivable are current and collectible in accordance with the terms thereof and at the full face amount thereof, net of “bad debt” reserves shown on the Closing Balance Sheet (which reserves are adequate and calculated in a manner consistent with the past accounting practices of the Companies). None of the Accounts Receivable represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement. Notwithstanding anything herein to the contrary, the Accounts Receivable that are included in the calculation of the Net Working Capital either have been or will be collected in full, without any set-off, within 365 days after the Closing Date, subject to the “bad debt” reserves shown on the Closing Balance Sheet.

(b) Notwithstanding Section 5.10(a), the parties acknowledge that certain of the Accounts Receivable relate to retainage amounts held by the Companies’ customers pending completion of the applicable project or development (each, a “Retainage Amount”). The Retainage Amounts will be identified as such in Schedule 5.10. Notwithstanding anything contained herein to the contrary, the Retainage Amounts will be collected in full, without any set-off, within 545 days after the Closing Date.

5.11 Compliance with Laws. To the Equityholders’ Knowledge, since October 1, 2003, each Company has complied and is currently in compliance in all material respects with all Applicable Law, including, but not limited to, employment laws and Environmental Laws, and no event has occurred or circumstance exists that could give rise to or serve as a basis for a notice, claim, charge or complaint regarding noncompliance. All notices, claims, charges and/or complaints received by any Company since October 1, 2013 alleging any noncompliance are set forth on Schedule 5.11, and none of the scheduled notices, claims, charges and/or complaints remains uncured.

5.12 Licenses and Permits. Except as set forth on Schedule 5.12, each Company has obtained all licenses, permits and other authorizations from Governmental Authorities necessary to own its assets, occupy the Leased Property and conduct its business as presently conducted, and all such licenses, permits and authorizations are set forth on Schedule 5.12. To the

Equityholders’ Knowledge, all of such licenses, permits and authorizations are in full force and effect and will not terminate as a result of the consummation of the transactions contemplated hereby. No violation or remedial obligation exists in respect of any such license, permit or authorization. No proceeding is pending, or to the Equityholders’ Knowledge, threatened to revoke or limit any such license, permit or authorization, nor is there any basis upon which any such proceeding could be based.

5.13 Litigation. Except as set forth in Schedule 5.13, there is currently no, and since October 1, 2013 there has been no, claim, litigation, investigation or proceeding pending or, to the Equityholders’ Knowledge, threatened by or against any Company, including, without limitation, claims relating to products sold or services performed by any Company, and, to the Equityholders’ Knowledge, no event has occurred or circumstance exists that could give rise to or serve as a basis for any such claims, litigation, investigations or proceedings. There are no pending or, to the Equityholders’ Knowledge, threatened Employee Claims against any Company, nor to the Equityholders’ Knowledge is there any basis upon which any Employee Claims against any Company could be based, and no event has occurred or circumstance exists that may give rise to or serve as a basis for any Employee Claims against any Company. There are no writs, judgments, orders, decrees, injunctions or similar orders of any Governmental Authority (in each case whether preliminary or final) outstanding against any Company.

5.14 Taxes.

(a) Since October 1, 2009, each Company has filed all Tax Returns in all jurisdictions in which such Tax Returns are required by Applicable Law to be filed, and all such Tax Returns were correct and complete in all material respects. Each Company has paid, or made adequate reserves on the Closing Balance Sheet for the payment of, all Taxes that have been (or are) accrued, or are due or have been levied, and there are no assessed Tax deficiencies against any Company nor, to the Equityholders’ Knowledge, any basis upon which any additional Taxes could be assessed. No examination, audit, dispute or claim respecting any Company’s Tax Returns or Tax liability has occurred, is in progress, or to the Equityholders’ Knowledge, is being proposed, threatened or discussed, including, without limitation, any claim by any Taxing Authority in a jurisdiction where a Company does not file Tax Returns that such Company is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction. Each Company, has disclosed on its Tax Returns all positions taken that could give rise to a substantial understatement of federal income tax pursuant to the Code.

(b) Neither the Equityholders nor any Company has given or been requested to give waivers or extensions of any statute of limitations relating to the assessment or payment of Taxes, and there are no currently existing extensions of time (or requests for extensions of time) within which to file any Tax Return.

(c) No Company is a party to, or bound by, any Tax allocation agreement, Tax-sharing agreement, or any similar Contract with any other Person, and does not have any contractual obligation to indemnify any other Person with respect to Taxes. No Company is, nor since October 1, 2009 has been, a member of an affiliated group filing or required to file an affiliated, consolidated, combined or unitary Tax Return, nor does any Company have any liability for the Taxes of any Person under Treasury Regulations §1.1502-6 (or any similar provision of Applicable Law), or as a transferee or successor, by Contract or otherwise.

(d) Other than as set forth on Schedule 5.14, no Company has had, and none does have, a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

(e) No Company has executed or entered into any written agreement with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed or entered into on its behalf with, any Taxing Authority, relating to Taxes, including any IRS private letter rulings or comparable rulings of any Taxing Authority and closing agreements pursuant to §7121 of the Code or any predecessor provision thereof or any similar provision of any Applicable Law.

(f) No Company is, or has ever been, a party to any ‘‘reportable transaction,’’ as defined in §6707A(c)(1) of the Code and §1.6011-4(b) of the Treasury Regulations since October 1, 2009.

(g) Since October 1, 2009, each Company has properly and timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Person and has complied with the rules and regulations relating to the withholding and remittance of Taxes. Since October 1, 2009, all sales and use Taxes required to be collected by any Company and paid over to a Taxing Authority have been properly collected and paid over.

(h) There are no Liens for unpaid Taxes on the assets of any Company, except Liens for current Taxes not yet due and payable.

(i) No Company has ever been a United States real property holding corporation within the meaning of §897(c)(2) of the Code during the applicable period specified in §897(c)(1)(A)(ii) of the Code.

(j) No Company will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Post-Closing Tax Period as a result of any:

(i)	change in accounting method for a Taxable period ending prior to the Closing Date;

(ii)	“closing agreement” as described in §7121 of the Code or any predecessor provision thereof or any similar provision of any Applicable Law;

(iii)	intercompany transaction or excess loss account described in the Treasury Regulations under §1502 of the Code (or any corresponding or similar provision of state, local, or foreign Applicable Law);

(iv)	installment sale or open transaction disposition made on or prior to the Closing Date; or

(v)	prepaid amount received on or prior to the Closing Date.

(k) Prior to the consummation of the Pre-Closing Reorganization (defined in Section 7.3), Trilok and Alpha Company will each be a validly electing S corporation within the meaning of §§1361 and 1362 of the Code at all times during their respective existences, and Alpha will be a “qualified subchapter S subsidiary” within the meaning of §1361(b)(3)(B) of the Code at all times during its existence. Comparable elections, where and as available, have been made with state and local Governmental Authorities with respect to Trilok and Alpha Company.

5.15 Suppliers and Customers. Each Company has good commercial working relationships with its material customers and suppliers. Schedule 5.15 sets forth the 20 largest customers and the 10 largest suppliers of each Company (and the dollar volumes related thereto), in each case for the 12-month period ended September 30, 2016. None of the current suppliers or customers of any Company’s services, supplies or products has notified such Company that it intends to terminate or otherwise substantially modify its relationship with such Company or limit its services, supplies or products to such Company, or its usage or purchase of the services and products of such Company, and to the Equityholders’ Knowledge, none of such suppliers and customers have any such intent.

5.16 Affiliate Relationships. Except as set forth on Schedule 5.16, neither the Individuals, the managers, officers, directors, employees or Service Providers of any Company nor any of their respective Affiliates owes any Company (or is owed by any Company) any amounts for borrowed money or otherwise, is a party to any Contract or transaction with any Company, including, without limitation, any Contract or transaction that pertains to the business or property of any Company, other than their right to receive compensation and benefits in the Ordinary Course of Business and which is also set forth on Schedule 5.16. Except as set forth on Schedule 5.16, neither the Individuals, managers, officers, directors, employees or Service Providers of any Company nor any of their respective Affiliates owns or otherwise controls any asset that is used by any Company in the operation of its business.

5.17 Certain Business Relationships. No Company, or any Person acting on its behalf, has directly or indirectly given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is in a position to help or hinder such Company’s business which: (a) might subject such Company to any suit, damage or penalty in any private or governmental litigation or proceeding; (b) if not given in the past, might have resulted in a Material Adverse Change to such Company; or (c) if not continued in the future, might constitute a Material Adverse Change for such Company.

5.18 Intellectual Property. Schedule 5.18 lists (a) all Intellectual Property Rights owned or used by each Company or in which it has any rights or licenses, indicating in each instance which of such Intellectual Property Rights is owned or used under an oral or written license Contract; and (b) any federal or state registrations or applications that each Company has with respect to such Intellectual Property Rights. Each Company has such rights of ownership in or is licensed to use such Intellectual Property Rights as are materially necessary for the operation of its business. Alpha is in actual possession of and has exclusive control over a complete and correct copy of the source code for all proprietary components of the software program called “Collaborate” (including all source code, object code, application programming interfaces, data files, databases, protocols, specifications and other related documentation and materials) (the “Program”). No Company has disclosed, delivered, licensed or otherwise made available, and does not have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for the Program to any other Person, and Alpha is the sole owner of all rights, title and interest in and to such source code. To the Equityholders’ Knowledge, as of the date hereof, there has been no unauthorized theft, reverse engineering, decompiling, disassembling or other unauthorized disclosure of or access to any material portion of the source code for the Program. Except as set forth in Schedule 5.18, no Company has interfered with, infringed upon or misappropriated any Intellectual Property Rights of any other Person, and no Company has received any claim or notice alleging such action, and each Company has the exclusive right to use such Intellectual Property Rights (other than off-the-shelf software purchased for use in a Company’s day-to-day operations). None of the Intellectual Property Rights have been used, divulged or appropriated for the benefit of any past or present employees or any other Person, and no Company has granted any license or sublicense of any rights under or with respect to its Intellectual Property Rights.

5.19 Contracts Generally. Schedule 5.19 contains a complete and accurate list of all of the Material Contracts to which each Company is a party or pursuant to which such Company has any direct or indirect liability. Purchaser has been furnished with access to correct and complete copies of each Material Contract. Since the Balance Sheet Date, there has been no modification or termination of any such Material Contract.

5.20 Compliance with Contracts. With respect to each Material Contract identified in Schedule 5.19: (a) such Contract is in full force and effect and is valid and enforceable against the applicable Company and, to the Equityholders’ Knowledge, the other parties thereto; (b) such Contract will not be terminated as a result of this Agreement; (c) the applicable Company is not in default under such Contract and no event has occurred which, with notice or the passage of time or both, would constitute such a default; and (d) to the Equityholders’ Knowledge, no other party is in default under such Contract.

5.21 Product Warranty and Liability. Each product and service sold or furnished by any Company has been sold or furnished in conformity with all applicable contractual commitments and all express and implied warranties. No Company has any liability (and, to the Equityholders’ Knowledge, there is no basis for any present or future demand, action or proceeding giving rise to any liability): (a) for the furnishing of replacement services or products or additional products; or (b) for damages in connection with any product manufactured, sold, installed, used or delivered by a Company or any service provided by a Company (including insulation) prior to or on the Closing Date. No Company has manufactured, distributed, sold or installed any products containing asbestos.

5.22 Employee Benefits.

(a) Schedule 5.22 lists each Benefit Plan maintained by a Company or to which a Company contributes or since October 1, 2011 has contributed or with respect to which it has any liability. With respect to each such Benefit Plan, each Company has provided to Purchaser true, correct and complete copies of: (i) all plan documents and all amendments for such Benefit Plan (or a written summary of all material plan terms if the plan is not in writing); (ii) the most recent determination letters or opinion letters from the IRS with respect to such Benefit Plan; (iii) all current summary plan descriptions, summaries of material modifications, annual reports, and summary annual reports with respect to such Benefit Plan; (iv) all current trust agreements, insurance contracts and other documents relating to the funding or payment of benefits under such Benefit Plan; (v) the two most recently filed Forms 5500, with all schedules thereto; and (vi) as applicable, the audited financials for the two most recent plan years.

(b) Each Company: (i) has made or caused to be made all payments, premiums, Taxes, reimbursements or contributions due under each Benefit Plan on a timely basis, has recorded on its books all amounts accrued as liabilities with respect to each Benefit Plan, and has funded each Benefit Plan as required by the plan terms and Applicable Law; (ii) has, together with all fiduciaries of, and service providers to, any Benefit Plan, timely performed all obligations required to be performed under, and are not in default under or violation of, any Benefit Plan, or any provision of ERISA, the Code or other Applicable Law related to any Benefit Plan; and (iii) has not completely or partially terminated or withdrawn from any Benefit Plan.

(c) With respect to the Benefit Plans, each Company and each ERISA Affiliate of a Company: (i) are in compliance, in all material respects, with the applicable requirements of §4980B of the Code and any similar state regulations, and, in all material respects, with the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended; (ii) have not incurred, nor reasonably expect to incur, any liability to the Pension Benefit Guaranty Corporation; and (iii) have not since October 1, 2011 had an obligation to contribute to or liability in respect of any Multiemployer Plan (as defined in 29 CFR §4001.2) or ERISA Plan or to provide benefits to retirees or persons who are not current employees and their dependents, other than as required under Code §4980B and any similar state regulations.

(d) Each Benefit Plan: (i) is, and since October 1, 2011 has been, in compliance, in all material respects, in form and operation with (and in all material respects has been administered in compliance with) all requirements of ERISA, the Code and Applicable Law, including all requirements to receive any tax-advantaged treatment intended for such Benefit Plan or available to plans of its type, including, as applicable, qualification under Code §§401(a) and 501(a), and no event has occurred that would adversely affect such tax-advantaged treatment or qualification of such Benefit Plan; and (ii) is not, nor since October 1, 2011 has been, the subject of examination by a Governmental Authority or a government-sponsored amnesty, voluntary compliance or similar program.

(e) There are no existing or, to the Equityholders’ Knowledge, threatened actions, suits or claims (other than routine claims for benefits) with respect to any Benefit Plan or the administration thereof, nor has any event occurred that could give rise to such a claim. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of §3(21) of ERISA) by ERISA with respect to any Benefit Plan that could result in any material liability or excise Tax under ERISA or the Code being imposed on any Company.

(f) Each Benefit Plan intended to be qualified under §401(a) of the Code has heretofore been determined by the IRS to be so qualified or is based upon a prototype or volume submitter plan with respect to which the sponsor of such prototype or volume submitter plan has received a favorable opinion letter from the IRS, and each trust created thereunder has heretofore been determined by the IRS to be exempt from Tax under the provisions of §501(a) of the Code, and no events have occurred since the date of the most recent favorable IRS determination letter or favorable IRS opinion letter that could reasonably be expected to result in the loss of such tax-qualified status. Each Benefit Plan intended to be qualified under §401(a) of the Code has been audited by a certified public accountant on an annual basis and no exceptions have been noted by the auditor.

(g) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will, with respect to any employee, manager, officer, director or other Service Provider of any Company or any of its respective Subsidiaries: (i) entitle any such individual to any payment; (ii) increase the amount of compensation or benefits due to any such individual; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit to any such individual; or (iv) result in any payments to any such individual under an Benefit Plan not being deductible by reason of Code §280G or subject to tax under Code §4999. No Company or any Subsidiary of a Company has made a commitment to any employee, Service Provider, manager, officer, director or consultant to make such person fully or partially whole with respect to any adverse Tax consequences relating to any Benefit Plan matters, including, without limitation, the foregoing items or Code §409A.

(h) Each Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of §409A of the Code (or that would be but for an exemption thereunder) has satisfied in all material respects §409A of the Code (or such exemption) in form and operation. No Company or any Affiliate of a Company has any obligation to provide any “gross-up” or similar payment to any employee to reimburse him or her for Taxes or penalties associated with such employee’s coverage by, or benefits under, any Benefit Plan, including, without limitation, under §§409A or 4999 of the Code.

(i) Each Company and its respective Affiliates have retained the right to unilaterally amend, terminate or merge each Benefit Plan and any benefits thereunder to the fullest extent permitted by Applicable Law.

(j) No Company or any of its respective employees are parties to, or covered by, nor is any Benefit Plan, a multiple employer plan, including, without limitation, a Multiple Employer Welfare Arrangement as defined in §3(40) of ERISA.

5.23 Employment Matters. Schedule 5.23 contains a list of the name of each employee and Service Provider used by each Company, together with such Person’s: (i) position or function; (ii) classification (iii) annual base salary, wages or other means of compensation; (iv) accrued vacations and vacation pay, holiday pay and sick pay (accrued and total); and (v) incentive or bonus arrangement (accrued and total). To the Equityholders’ Knowledge, no employee or Service Provider plans to terminate employment with the applicable Company following the Closing. To the Equityholders’ Knowledge, no employee or Service Provider is bound by a nondisclosure or noncompetition covenant that restricts or affects such Person’s employment with the applicable Company. All of each Company’s employees and Service Providers may be terminated at any time with or without cause without the payment of severance or other liability. No Company is and has not been a party to any collective bargaining or other labor Contract. With respect to each Company, there is not now existing or, to the Equityholders’ Knowledge, threatened, and has not since October 1, 2013 been: (a) any strike, slowdown, picketing, work stoppage or employee grievance process; (b) any proceeding relating to the alleged violation of any Applicable Law pertaining to labor relations or employment matters; or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. Each Company has complied in all material respects with all Applicable Law relating to employment, equal employment opportunity, nondiscrimination, immigration, hiring, wages, hours, benefits, collective bargaining, the payment of social security and other employment Taxes, occupational safety and health, workers compensation and plant closing. No Company is liable for the payment of any compensation, damages, Taxes, fines, penalties or other amounts, however designated, for failure to comply with any Applicable Law. No Company has received since October 1, 2011 any notice from any Governmental Authority that any of its employees or Service Providers has a name or Social Security Number that does not match the name or Social Security Number maintained by such Governmental Authority, and all employees and Service Providers are legally authorized to work in the United States. Since October 1, 2012, each Company has properly classified all of its employees (including, without limitation, as salaried, hourly and/or exempt or non-exempt) for all compensation and benefit purposes and for all Applicable Law. Since October 1, 2012, each Company has paid or accrued all wages and compensation due to Service Providers and employees, including vacations and vacation pay, holiday pay, sick pay and bonuses. The employees and Service Providers listed on Schedule 5.23 are sufficient for the continued conduct of each Company’s business after the Closing in substantially the same manner as conducted prior to the Closing.

5.24 Inventory. The breakdown of the Companies’ supplies, materials, work in process and finished goods inventory that are included on the Closing Balance Sheet (the “Inventory”) will be attached to this Agreement by Purchaser and Equityholders’ Representative as Schedule 5.24 as soon as reasonably practicable, but no later than the date the Closing Balance Sheet is determined pursuant to Section 1.3. The Inventory is free of material defect, is of a quality and quantity usable and salable in the Ordinary Course of Business except for obsolete items, which have been written off or written down to net realizable value in the Closing Balance Sheet. Schedule 5.24 contains a true and correct listing of all Inventory. The Inventory not written off has been priced at the lower of cost or market value. The Inventory is not excessive in the present circumstances of business of each Company and can be used or consumed in the Ordinary Course of Business of such Company. Each item included in the Inventory is the property of the applicable Company identified on the Closing Balance Sheet and is not held by such Company on consignment from others, and is otherwise free and clear of any Lien except for such Liens as shall be fully released and cancelled as of the Closing Date.

5.25 Insurance. Schedule 5.25 lists all insurance policies presently maintained by any Company, showing the issuer, types of coverage, policy expiration dates, current premiums, policy numbers and policy limits as to each such policy. All such policies are in full force and effect, have been obtained in compliance with all legal and applicable insurance company requirements, and no Company is in default with respect to its obligations under such policies. Complete and correct copies of such policies and loss runs related thereto for the calendar years 2011-2016 have been made available to Purchaser. Each Company has been covered since October 1, 2004 by insurance in scope and amount customary and reasonable in its industry. There are no pending claims against any Company for personal injuries, product liability, property or other damage under any insurance policy heretofore or presently issued to a Company, or any claims as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights. No Company has any self insurance arrangements, other than deductibles under the insurance policies listed on Schedule 5.25.

5.26 Real and Personal Property.

(a) None of the Companies own any real property. The Equityholders have delivered to Purchaser a correct and complete copy of the Leases, including amendments, waivers, or other changes thereto, for the Leased Properties. The Leased Properties and the Leases comprise all leased real property interests and leases and agreements related thereto used in the conduct of the business of each Company as each is currently conducted. With respect to each Lease: (i) all leased buildings and improvements and all leased fixtures are held under the Lease; (ii) the Lease is in full force and effect and a valid instrument enforceable against the applicable Company that is identified as the tenant thereunder, and to the Equityholders’ Knowledge, the other party thereto, in each case in accordance with its terms; (iii) all rents, required deposits, additional rent and payments due as of the Closing Date pursuant to the Lease have been paid in full; (iv) there is no existing default by any Company, or to the Equityholders’ Knowledge, by the lessor under the Lease; (v) no Company has received any notice that it is in default under the Lease; (vi) no party other than the applicable Company and the identified lessor have any interest in the Leased Properties; and, (vii) except as set forth on Schedule 5.3, no consent is required to be obtained by any Company pursuant to the Lease in connection with the consummation of the transactions contemplated hereby. Except for the Leases, none of the Companies has entered into any leases or subleases or granted any rights of first refusal, rights of reverter, options to purchase or rights of occupancy with respect to the Leased Properties. No Company has received any notice that the Leased Properties are not validly zoned for their current use and occupancy by such Company under the applicable zoning codes and urban renewal plans or that a Company’s current use of the Leased Properties is not in compliance therewith. No Company has received notice of any pending or threatened condemnations, planned public improvements, annexations, special assessments, zoning or subdivision changes, or other adverse claims affecting the Leased Properties. All of the buildings, material fixtures and other improvements, and building systems situated within the Leased Properties are in good operating condition, reasonable wear and tear excepted, and have been maintained in the Ordinary Course of Business. Each Company has adequate rights of ingress into and egress out of the Leased Properties.

(b) Each Company has good and valid title to, or a valid leasehold interest in, the assets used by it or located on the Leased Property free and clear of all Liens except for such Liens as: (i) shall be fully released and cancelled as of the Closing Date; or (ii) are approved in writing by Purchaser prior to the Closing and listed in Schedule 5.26 (such listed Liens being referred to herein as the “Permitted Liens”).

(c) All of the tangible assets of each Company are in good operating condition and repair, ordinary wear and tear excepted, and are usable in the Ordinary Course of Business.

5.27 Environmental.

(a) Hazardous Materials. Except in the Ordinary Course of Business and in compliance with Environmental Laws, no Hazardous Materials are or have been located on or about any real properties now or since October 1, 2011 owned or leased by any Company or have been released by any Company into the environment, or have been discharged, stored treated, managed, recycled, placed or disposed of by it or another Person at, on or under any real properties now or previously owned or leased by any Company. No Hazardous Materials have been disposed of by any Company at any off-site waste disposal since October 1, 2011. No storage tanks, whether above ground or underground, are located on or under any Leased Properties.

(b) Environmental Laws. Each Company is, and since October 1, 2011 has been, operating in compliance in all material respects with all applicable Environmental Laws.

(c) Legal Proceedings and Investigations. There is currently no, and since October 1, 2013 there has been no, investigation, administrative order or notice, consent order, litigation or environmental claim with respect to Hazardous Materials or the violation of Environmental Laws pending or, to the Equityholders’ Knowledge, threatened or proposed, with respect to any real properties now or previously owned or leased by any Company, or with respect to any off-site waste disposal location to which waste of any Company has been taken. The Equityholders have no basis to expect, and have not received, any summons, citation, order, notice or communication from any Person concerning any actual, alleged or potential violation of or failure to comply with any Environmental Laws arising out of or with respect to any real properties now or previously owned or leased by any Company or the operation of each Company’s business.

5.28 No Misrepresentations. Each of the Schedules to this Agreement is complete and correct. None of the Financial Statements or other documents provided to Purchaser, or the representations and warranties of the Equityholders contained in this Agreement or the Transaction Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. The Equityholders have not knowingly provided or made available to Purchaser any information that is misleading or inaccurate in any material respect or knowingly withheld from or failed to disclose to Purchaser any data, documents or other information that could result in a Material Adverse Change.

5.29 Brokers. No Person is or will become entitled, by reason of any Contract entered into or made by or on behalf of any Company, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

5.30 Bank Accounts, Powers of Attorney and Agents. Schedule 5.30 sets forth a true and complete list of: (a) each bank, deposit, lock-box or cash collection, management or other account, of each Company, including the title and number of the account, the financial or other institution at which such account is located and the authorized signatories to each such account; (b) all powers of attorney granted by each Company to any third party that are currently in effect; and (c) all managers, officers and directors of each Company.

5.31 Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by each Company, together with all other properties and assets of such Company, are sufficient for the continued conduct of such Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of such Company as currently conducted.

5.32 No Other Representations and Warranties. Except for the representations and warranties contained in this Section 5, Section 6 and Section 7 (including the related portions of the Schedules) and the Transaction Documents, neither the Equityholders nor any other Person on behalf of the Equityholders has made or makes any other express or implied representation or warranty, either written or oral, regarding the Companies or the Acquired Shares, including any representation or warranty as to the accuracy or completeness of any information regarding the Companies and the Acquired Shares furnished or made available to Purchaser or IBP, and each of their respective representatives, and any information, documents or material made available to Purchaser or IBP in management presentations (or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Companies.

SECTION 6

REPRESENTATIONS AND WARRANTIES OF THE EQUITYHOLDERS

REGARDING THE TRANSACTION

As applicable, each Equityholder represents and warrants to Purchaser as follows:

6.1 Authority and Capacity. The Individual has full power, capacity and authority to execute, deliver, and perform such Individual’s obligations under this Agreement and each of the Transaction Documents to be executed and delivered by the Individual in connection herewith. This Agreement has been executed and delivered by the Individual and constitutes the legal, valid and binding obligation of the Individual, enforceable against such Individual in accordance with its terms, except as enforceability may be limited by the Equitable Exceptions. When each other Transaction Document to which such Individual is or will be a party has been duly executed and delivered by such Individual (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Individual enforceable against it in accordance with its terms, except as enforceability may be limited by the Equitable Exceptions.

6.2 No Conflicts. The execution, delivery and performance of this Agreement and each of the Transaction Documents to be executed and delivered by the Equityholder in connection herewith does not and will not: (a) conflict with or violate any Applicable Law or any judgment, order, decree, stipulation or injunction to which the Equityholder is subject; or (b), except as set forth on Schedule 6.2, result in the breach of, or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which the Equityholder is a party or by which such Equityholder is bound.

6.3 Consents. Except as set forth on Schedule 6.3, no consent, approval, authorization, license, order or permit of, or declaration, registration or filing with, or notification to, any Governmental Authority or any other Person is required in connection with the execution, delivery and performance of this Agreement and each of the Transaction Documents to be delivered by the Equityholder, or the consummation of any transaction contemplated hereby or thereby.

6.4 Ownership of Acquired Shares and the Sellers’ Capital Stock. As of the date of this Agreement, the Individual is the sole legal, record and beneficial owner of, and has good and valid title to, such Capital Stock of each Company is as set forth on Schedule 5.4 free and clear of any restriction on transfer (other than under federal and state securities laws), Lien or adverse claim thereon. The Individual is the sole legal, record and beneficial owner of, and has good and valid title to, such Capital Stock of each Seller as is set forth on Schedule 6.4 free and clear of any restriction on transfer (other than under federal and state securities laws), Lien or adverse claim thereon. Upon transfer of the Acquired Shares to Purchaser in accordance with this Agreement, Purchaser will receive valid title to the Acquired Shares, free and clear of all Liens and adverse claims.

6.5 Brokers. No Person is or will become entitled, by reason of any Contract entered into or made by or on behalf of the Equityholder, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

6.6 LOI Transactions. The Equityholder is aware of the contemplated LOI Transactions. During the course of this transaction and at a reasonable time prior to the execution and delivery of this Agreement by the Equityholder, such Equityholder has had the opportunity to ask questions of, and receive answers from the other parties to the contemplated LOI Transactions, including, without limitation, Equityholders’ Representative, concerning, among other things, the allocation of the relative value of each of the Companies and any payments for the Acquired Shares or Individual Noncompetition Agreements among each of the Equityholders. The Equityholder acknowledges having received such information as he/it deems necessary to enable him/it, to make the decision to enter into the transactions contemplated herein. All questions raised by the Equityholder relating to the LOI Transactions have been answered to the full satisfaction of such Equityholder.

6.7 No Public Sale or Distribution. The Individual is acquiring his IBP Shares in the ordinary course of business for his own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws, and the Individual does not have a present arrangement to effect any distribution of the IBP Shares to or through any Person. The Individual will be the sole record and beneficial owner of the IBP Shares issued to him hereunder.

6.8 Individual Status. At the time the Individual was offered his interest in the IBP Shares, he was, and at the date hereof he is, an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act. Each of the Individuals is a resident of the State of Georgia (Vikas Verma) or Texas (Henry Schmueckle).

6.9 No General Solicitation. The Individual is not acquiring his IBP Shares as a result of any advertisement, article, notice or other communication regarding the IBP Shares published in any newspaper, magazine or similar media, broadcast over television or radio, disseminated over the Internet or presented at any seminar or any other general solicitation or general advertisement.

6.10 Experience of Individual. The Individual, either alone or together with his representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the IBP Shares, and has so evaluated the merits and risks of such investment. The Individual understands that he must bear the economic risk of this investment in the IBP Shares indefinitely, and is able to bear such risk and is able to afford a complete loss of such investment.

6.11 Access to Information. The Individual acknowledges that he has reviewed the Disclosure Materials and all other materials the Individual deemed necessary for the purpose of making an investment decision with respect to the IBP Shares, and, at a reasonable time prior to the Closing, has been afforded: (a) the opportunity to ask such questions as he has deemed necessary of, and to receive answers from, representatives of IBP concerning IBP’s business, management and financial affairs and terms and conditions of the issuance of the IBP Shares and the merits and risks of investing in the IBP Shares; (b) access to information about IBP and its subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable him to evaluate his investment; and (c) the opportunity to obtain such additional information that IBP possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to his investment in the IBP Shares. The Individual has evaluated the risks of investing in the IBP Shares, understands there are substantial risks of loss incidental to the investment and has determined that it is a suitable investment for the Individual.

6.12 No Governmental Review. The Individual understands that no United States federal or state agency or any other Government Authority has passed on or made any recommendation or endorsement of the IBP Shares or the fairness or suitability of the investment in the IBP Shares nor have such authorities passed upon or endorsed the merits of the issuance of the IBP Shares.

6.13 Restricted Securities. The Individual understands that the IBP Shares are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from IBP in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.

6.14 No Other Representations and Warranties. Except for the representations and warranties contained in Section 5, this Section 6 and Section 7 (including the related portions of the Schedules) and the Transaction Documents, neither the Equityholders nor any other Person on behalf of the Equityholders has made or makes any other express or implied representation or warranty, either written or oral, regarding the Companies or the Acquired Shares, including any representation or warranty as to the accuracy or completeness of any information regarding the Companies and the Acquired Shares furnished or made available to Purchaser or IBP, and each of their respective representatives, and any information, documents or material made available to Purchaser or IBP in management presentations (or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Companies.

6.15 No Legal, Tax or Investment Advice. The Individual understands that nothing in this Agreement or any other materials presented by or on behalf of IBP to the Individual in connection with the issuance of the IBP Shares constitutes legal, tax or investment advice. The Individual has consulted such legal, tax and investment advisors as he, in his sole discretion, has deemed necessary or appropriate in connection with the issuance to him of his portion of the IBP Shares.

SECTION 7

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE EQUITYHOLDERS

REGARDING THE SELLERS AND THE PRE-CLOSING REORGANIZATION

The Equityholders, jointly and severally, represent, warrant and covenant to Purchaser as follows:

7.1 Organization and Authority. Each Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia. Each Seller has full power and authority to execute, deliver and perform its obligations under this Agreement and each of the Transaction Documents to be executed and delivered by it in connection herewith, and such execution, delivery and performance by such Seller has been approved by all necessary organizational action. Each Seller has duly executed and delivered this Agreement, and it constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by the Equitable Exceptions. When each other Transaction Document to which each such Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms, except as enforceability may be limited by the Equitable Exceptions.

7.2 Capitalization. Schedule 6.4 sets forth the total authorized Capital Stock of each Seller and the record ownership of such Capital Stock. The issued and outstanding Capital Stock of each Seller: (a) is duly authorized, validly issued, fully paid and non-assessable; (b) has been issued in compliance with Applicable Law; and (c) has been issued in compliance with applicable preemptive, preferential or contractual rights. There are no outstanding options, subscriptions, warrants, convertible securities, purchase rights, preemptive rights, conversion rights, redemption rights, buy-sell rights, rights of first refusal or similar rights, agreements or undertakings in effect or committed to by either Seller or the Individuals relating to the Capital Stock of either Seller, and there is no commitment or agreement to grant or issue any such right, agreement or undertaking. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights held by any Person with respect to either Seller. There are no irrevocable proxies, voting trusts, equityholders’ agreement or similar Contract with respect to the exercise of the voting power of either Seller. There is no obligation, contingent or otherwise, of either Seller to repurchase, redeem or otherwise acquire any of such Seller’s Capital Stock. There are no bonds, debentures, notes or other indebtedness that have the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which equityholders of the applicable Seller are entitled to vote.

7.3 Pre-Closing Reorganization. Prior to the Closing Date, the Individuals will contribute all of the Trilok Shares to PREEM I and the Alpha Company Shares to PREEM II. Thereafter, PREEM I and PREEM II will make an election to treat each of Trilok and Alpha Company, respectively, as a “qualified subchapter S subsidiary” within the meaning of §1361(b)(3)(B) of the Code (the “Pre-Closing Reorganization”).

7.4 Business Operations. Neither Seller has any nor has ever had any employees, Service Providers, Benefit Plans or business operations of any type. Since its formation, each Seller’s sole business has been limited to act as a shell holding company (and following the Pre-Closing Reorganization, as the beneficial and record owner of its portion of the Acquired Shares as provided in Section 7.3).

7.5 Ownership of Acquired Shares. Following the consummation of the Pre-Closing Reorganization and as of the Closing Date: (a) PREEM I will be the sole legal, record and beneficial owner of, and have good and valid title to, the Trilok Shares free and clear of any restriction on transfer (other than under federal and state securities laws), Lien or adverse claim thereon; and (b) PREEM II will be the sole legal, record and beneficial owner of, and have good and valid title to, the Alpha Company Shares free and clear of any restriction on transfer (other than under federal and state securities laws), Lien or adverse claim thereon. Upon transfer of the Acquired Shares to Purchaser in accordance with this Agreement, Purchaser will receive valid title to the Acquired Shares, free and clear of all Liens and adverse claims. No Equityholder is a party to any option, warrant, right, Contract or other agreement or commitment granting him or it the right to acquire, directly or indirectly, additional Capital Stock of any Company or either Seller. Trilok is the sole legal, record and beneficial owner of, and has good and valid title to, all of the outstanding Capital Stock of Alpha free and clear of any restriction on transfer (other than under federal and state securities laws), Lien or adverse claim thereon.

7.6 Tax Status. Each Seller has been a validly electing S corporation within the meaning of §§1361 and 1362 of the Code at all times during its existence. Comparable elections, where and as available, have been made with state and local Governmental Authorities with respect to each Seller and remain valid. Following the consummation of the Pre-Closing Reorganization, Trilok and Alpha Company will each become a “qualified subchapter S subsidiary” within the meaning of §1361(b)(3)(B) of the Code and will each remain a “qualified subchapter S subsidiary” through the Closing.

SECTION 8

CONDITIONS TO CLOSING

8.1 Conditions to Each Party’s Obligation to Close. The obligation of the parties to consummate the transactions contemplated herein is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived, in whole or in part, by Purchaser, on the one hand, and Equityholders’ Representative, on the other hand, except that a party may not waive its own failure):

(a) HSR. Any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired, and all filings, authorizations and approvals and consents required by any Governmental Authority to consummate the transactions contemplated by this Agreement shall have been made with or obtained from or waived by all such Governmental Authorities; and

(b) No Litigation. No action, suit or proceeding shall be pending or threatened wherein an unfavorable injunction, judgment, order, decree or ruling could, and no such injunction, judgment, order, decree or ruling shall be in effect that could: (i) prevent consummation of any of the transactions contemplated by this Agreement; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; (iii) affect adversely the right of Purchaser to acquire any of the Acquired Shares; or (iv) result in a Material Adverse Change.

All actions to be taken by each party under this Agreement and all Transaction Documents shall be reasonably satisfactory in form and substance to the receiving party.

8.2 Additional Conditions to Purchaser’s Obligation to Close. The obligation of Purchaser to purchase the Acquired Shares is subject to the satisfaction, at or prior to the Closing, of each of the following additional conditions (any of which may be waived, in whole or in part, by Purchaser):

(a) there shall be no suit, action, investigation, claim or proceeding pending or threatened by any Person asserting that such Person is the holder or beneficial owner of any Capital Stock of any Company or either Seller or is entitled to all or any portion of the Purchase Price and no injunction, judgment, order, decree or ruling with respect to the foregoing shall be in effect;

(b) the Equityholders shall have received the third-party authorizations, consents or approvals listed on Schedules 5.3, 6.2 and 6.3;

(c) (i) Subject to Section 8.2(c)(ii), the representations and warranties of each Equityholder contained in this Agreement and the Transaction Documents shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Change) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Change) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects) without giving effect to any supplement to the Schedules; (ii) the Fundamental Representations and the representations and warranties in Section 5.7 (Financial Statements) shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects) without giving effect to any supplement to the Schedules; (iii) the Equityholders and each Company shall have performed or caused to have been performed, in all material respects, all of the covenants and agreements required by this Agreement to be performed by the Equityholders or the subject Company at or prior to the Closing; and (iv) Purchaser shall have received a certificate executed by each of the Individuals, dated as of the Closing Date, stating that each of the conditions specified above in clauses (i), (ii) and (iii) is satisfied;

(d) no Material Adverse Change shall have occurred since the date of this Agreement and be continuing as of the Closing;

(e) the Equityholders shall have delivered to Purchaser a good faith preliminary draft of the Closing Balance Sheet;

(f) each individual counterparty thereto shall have delivered to Purchaser a counterpart signature page to his respective: (i) Employment Offer Letter consistent with that certain letter of intent entered into among certain of the parties hereto on December 5, 2014 (the “LOI”), (ii) Key Employee Noncompetition Agreement and/or (iii) Individual Noncompetition Agreement consistent with the LOI, in each case, in a form and substance satisfactory to Purchaser;

(g) Purchaser shall have received a fully executed copy of: (i) an estimating contract among Alpha, Alpha Company and Professional Estimation Surveys, LLC, a Georgia limited liability company (“PES”), and (ii) a subcontract between PES and Univab Private Limited, a company formed under the Companies Act of India, in each case, in a form and substance satisfactory to Purchaser;

(h) Purchaser shall have received a counterpart signature page to a Release Agreement from each of Charles Jahant and Naren Patel, in a form and substance satisfactory to Purchaser.

(i) Purchaser shall have received a certificate from the secretary of each Company certifying as complete and accurate as of the Closing, attached copies of such Company’s Charter Documents;

(j) Purchaser shall have received the written resignations, effective as of the Closing, of each officer and director of each Company;

(k) Purchaser shall have received fully executed amendments to certain of the Leases, in a form and substance satisfactory to Purchaser;

(l) each Company shall have delivered to Purchaser a fully executed Landlord Agreement and Waiver in regard to each of the Leased Properties, in a form and substance satisfactory to Purchaser;

(m) each Company shall have delivered to Purchaser fully executed Estoppel Certificates in regard to each of the Leased Properties, in a form and substance satisfactory to Purchaser;

(n) Purchaser shall have received and approved, in Purchaser’s sole discretion, an environmental assessment for each of the Leased Properties;

(o) the Equityholders shall have delivered to Purchaser the original minute books and equity ledgers of each Company, if any;

(p) the Equityholders shall have delivered to Purchaser all certificates for the Acquired Shares, duly endorsed for transfer or accompanied by a duly executed instrument of assignment and transfer for the Acquired Shares;

(q) Purchaser shall have received a good standing certificate for each Company as of the most recent practicable date from the Secretary of State of Georgia and Texas, as applicable, and from each other state in which each Company is qualified to do business;

(r) Equityholders’ Representative shall have caused the owner (if a non-Company) of each Company’s domain name and website to execute documents necessary to transfer ownership and control thereof to Purchaser or its Affiliates;

(s) all intercompany accounts, notes and receivables due to any Company from any other Company, the Equityholders, or any employees, Service Providers, managers, officers or directors of any Company (and any of their respective Affiliates) shall have been repaid in full;

(t) Purchaser shall have conducted at its expense a physical count of inventory and equipment of each Company on or prior to the Closing Date, which each Company may observe;

(u) Purchaser shall have received a non-foreign person affidavit that complies with the requirements of §1445 of the Code from each Equityholder;

(v) except as otherwise agreed by Purchaser in writing, each Company shall have delivered to Purchaser releases of all Liens and Uniform Commercial Code termination statements from such Company’s secured lenders and lienholders in a form reasonably acceptable to Purchaser;

(w) Purchaser shall have received evidence, reasonably satisfactory to it, that Alpha Insulation & Waterproofing Services Company of Puerto Rico has been dissolved;

(x) Purchaser shall have received evidence, reasonably satisfactory to it, that the Pre-Closing Reorganization has occurred;

(y) without the prior written consent of Purchaser, neither the Equityholders nor any Company shall, with respect to any Company, have: (i) made, changed or rescinded any Tax election; (ii) amended any Tax Return; or (iii) taken any position on any Tax Return, taken any other action, omitted to take any action, or entered into any transaction that had the effect of materially increasing the Tax liability or reducing any Tax asset in respect of any Post-Closing Tax Period; and

(z) Purchaser shall have received all other documents reasonably required by Purchaser to consummate the transactions contemplated hereby.

8.3 Additional Conditions to the Equityholders’ Obligation to Close. The obligation of each Equityholder to consummate the transactions contemplated herein is subject to the satisfaction, at or prior to the Closing, of each of the following additional conditions (any of which may be waived, in whole or in part, by Equityholders’ Representative):

(a) (i) the representations and warranties of Purchaser contained in Section 3 and of IBP in Section 4 shall be true and correct on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except for the breach of any representation or warranty, that does not and would not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement; (ii) Purchaser shall have performed or caused to have been performed in all material respects all of the covenants and agreements required by this Agreement to be performed by Purchaser prior to the Closing; and (iii) Equityholders’ Representative shall have received a certificate executed by an officer of Purchaser stating that each of the conditions specified above in clauses (i) and (ii) is satisfied;

(b) the Equityholders shall have received fully executed amendments to the Leases for which an Affiliate of an Equityholder is the landlord, in a form and substance satisfactory to Equityholders;

(c) Purchaser shall have delivered to each Individual an Employment Offer Letter, consistent with the LOI and in a form and substance satisfactory to the applicable Individual;

(d) the Equityholders shall have received a Good Standing Certificate from the Secretary of State of the State of Delaware as of the most recent practicable date prior to Closing as to each of Purchaser and IBP; and

(e) the Equityholders shall have received all other documents reasonably required by Equityholders to consummate the transactions contemplated hereby.

SECTION 9

ADDITIONAL COVENANTS AND AGREEMENTS

9.1 Pre-Closing Covenants and Agreements.

(a) Conduct of Business. During the period between the date of this Agreement until the earlier to occur of the termination of this Agreement in accordance with Section 9.1(e) or the Closing Date (the “Pre-Closing Period”), except as otherwise expressly provided for in this Agreement or the Schedules, or except to the extent Purchaser otherwise consents in writing, the Companies shall: (i) operate in the Ordinary Course of Business, consistent with past practice as commercially reasonable, and in compliance with all Applicable Law; and (ii) maintain and substantially preserve each Company’s relationships and goodwill with customers, suppliers and others having business dealings with any Company. Without limiting the foregoing, during the Pre-Closing Period, the Companies shall not, without the prior written consent of Purchaser:

(i) sell, lease, pledge, permit the imposition of any Lien (other than a Permitted Lien) upon, license, transfer, assign or otherwise dispose of any Company assets with a fair market value of $50,000 or more, except for the sale of goods or services in the Ordinary Course of Business, or grant any security interest or give any guarantee or indemnity;

(ii) transfer, issue, sell, authorize, pledge, encumber or dispose of any Acquired Shares or grant options, warrants, calls or other rights to purchase or otherwise acquire Capital Stock of any Company or grant any stock appreciation, phantom stock or other similar right with respect to any Company;

(iii) with respect to a Company, make any change in its accounting or Tax reporting methods, principles or policies, unless required by Applicable Law or accounting standards;

(iv) amend the Charter Documents of any Company;

(v) with respect to any Company: (x) issue or redeem any shares of such Company; (y) effect any recapitalization, reorganization, merger, stock split or like change in capitalization of such Company; or (z) adopt a plan of complete or partial liquidation, dissolution or other reorganization;

(vi) acquire by merger or consolidation, or merge or consolidate with, or purchase substantially all of the assets of, any Person or division thereof;

(vii) (x) make, change or rescind any Tax election; (y) amend any Tax Return; or (z) take any position on any Tax Return, take any other action, omit to take any action, or enter into any transaction that has the effect of materially increasing the Tax liability or reducing any Tax asset in respect of any Post-Closing Tax Period;

(viii) grant any lease or third-party right, or fail to renew any lease in accordance with its terms, in respect of any real property used by the Companies or transfer or otherwise dispose of any of such real property;

(ix) except in the Ordinary Course of Business, enter into any leasing, hire, purchase or other agreement or arrangement for payment on deferred terms;

(x) enter into, or offer to enter into, any Contract on terms that require consent from the third party for such Contract to remain in effect after the Closing, or that would allow the counterparty to terminate such contract as a result of the Closing;

(xi) fail to observe and perform any material term or condition of, or waive any rights under, any Material Contract;

(xii) except for the payment of single-occurrence bonuses for the Companies’ fiscal year 2016 and the annual performance reviews and salary increases to be effective January 1, 2017, in each case in the Ordinary Course of Business, increase the remuneration, grant incentives or make any change in the terms and conditions of employment of any employee or Service Provider of a Company (including those pursuant to a Benefit Plan) other than those required by Applicable Law (or in expectation of a proposed change in the Applicable Law) or any binding agreement, which could increase in aggregate the total staff costs by more than 2% per annum;

(xiii) other than as may be granted following promotions made in the Ordinary Course of Business, grant, increase, decrease, forfeit, accelerate the vesting or payment of or otherwise modify, or announce or promise to grant, any new bonus schemes to any employee or Service Provider of a Company;

(xiv) create or, except as required by Applicable Law, amend any Benefit Plan;

(xv) terminate, modify, fail to observe and perform any material term or condition of, or waive any rights under (y) any insurance policy listed on Schedule 5.25; or (z) any license, permit or other authorization listed on Schedule 5.12; or

(xvi) enter into any Contract or make any offer or proposal which, if accepted, would result in any of the foregoing.

Nothing contained in this Agreement will give to Purchaser, directly or indirectly, the right to control or direct the operations of any Company prior to the Closing Date. Prior to the Closing Date, the Equityholders and the Companies, as applicable, will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of their respective businesses.

(b) Access. During the Pre-Closing Period, Purchaser and its representatives (including any financing sources and their respective representatives) shall have reasonable access during normal business hours to the personnel, facilities, counsel, accountants, consultants, representatives and books and records (in compliance with applicable privacy laws) of the Companies to conduct such inspections and inquiries as Purchaser may reasonably request. Any inspection pursuant to this Section 9.1(b) will be conducted in such a manner so as not to interfere unreasonably with the conduct of the businesses of the Companies. Purchaser and its representatives will not contact any of the employees, Service Providers, landlords, customers or suppliers of the Companies without the prior written consent of Equityholders’ Representative, which will not unreasonably be denied, conditioned or delayed. Notwithstanding any other provision of this Agreement, subject to the requirements of Applicable Law, Equityholders’ Representative and the Companies shall afford Purchaser or its representatives reasonable opportunity during the Pre-Closing Period to discuss employment arrangements, including retention incentives, with management of the Companies.

(c) Non-Disclosure and Non-Use. During the Pre-Closing Period, neither any Equityholder nor any of their respective Affiliates shall disclose or use any and all knowledge, information or documents of a confidential or proprietary nature or not generally known to the public with respect to this Agreement (or the transactions contemplated herein), Purchaser or IBP (“Confidential Information”), which any of their respective officers, managers, directors, employees, counsel or accountants, may now possess or may hereafter create or obtain, and such Confidential Information shall not be published, disclosed or made accessible by any of them to any other Person or entity or used by any of them, provided, however, that such party may disclose or use any such information: (i) as has become generally available to the public other than through a breach of this Agreement by such party or any of its Affiliates or representatives; (ii) as becomes available to such party on a non-confidential basis from a source other than any other party hereto or such other party’s Affiliates or representatives; provided that such source is not known or reasonably believed by such party to be bound by a confidentiality agreement or other obligations of secrecy; (iii) as may be required in any report, statement or testimony required to be submitted to any Governmental Authority having or claiming to have jurisdiction over it, or as may be otherwise required by Applicable Law, or as may be required in response to any summons or subpoena or in connection with any litigation; (iv) as may be required to obtain any Governmental Authority approval or consent required in order to consummate the transactions contemplated by this Agreement; or (v) as may be necessary to establish such party’s rights under this Agreement; provided, further, however, that in any case, the Person intending to disclose Confidential Information will promptly notify the party to whom it is obliged to keep such information confidential and, to the extent practicable, provide such party a reasonable opportunity to prevent public disclosure of such information. In the event the transactions contemplated hereby are not consummated and this Agreement is terminated pursuant to Section 9.1(e), each party hereto shall return all confidential materials to the appropriate other party or destroy such confidential materials (and certify in writing the destruction thereof) exchanged in connection with this Agreement; provided that each party shall be permitted to retain a copy of the confidential materials pursuant to any legal or regulatory requirement or document retention policy (whether relating to written documents or to the back-up storage of electronic data). Each party acknowledges responsibility for disclosures caused by such party and any of its respective Affiliates and representatives.

(d) Satisfaction of Closing Conditions; HSR.

(i) During the Pre-Closing Period and subject to the terms and conditions of this Agreement, each Equityholder and Purchaser will use commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary under the terms of this Agreement or under Applicable Law to cause the satisfaction of the conditions set forth in Section 8 and to consummate the transactions contemplated by this Agreement, including using their respective commercially reasonable efforts to obtain all authorizations, consents, permits, waivers or other approvals of all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, and including, with respect to Purchaser, to negotiate and obtain signed Employee Offer Letters and Key Employee Non-Competition Agreements from Naren Patel and Charles Jahant.

(ii) Purchaser and each Equityholder as appropriate, have filed or caused to be filed on October 17, 2016, a Notification and Report Form and documentary materials in respect of the transactions contemplated by this Agreement with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) (the “HSR Filing”). Purchaser has paid the filing fees payable with respect to such filing, and the Equityholders agree to promptly file any other report required by any other Governmental Authority relating to antitrust matters. The Equityholders, on the one hand, and Purchaser, on the other hand, shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under any other applicable antitrust regulation. The Equityholders, on the one hand, and Purchaser, on the other hand, shall promptly inform the other party of any material communication received by such party from any Governmental Authority in respect of the HSR Filing. The Equityholders, on the one hand, and Purchaser, on the other hand, shall: (x) use their respective commercially reasonable efforts to comply as expeditiously as possible with all requests of any Governmental Authority for additional information and documents, including, without limitation, information or documents requested under the HSR Act or other applicable antitrust regulation; (y) not (A) extend any waiting period under the HSR Act or any applicable antitrust regulation or (B) enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except, in each case, with the prior consent of the other; and (z) cooperate with each other, including by (A) to the extent permissible under Applicable Law, providing copies of written communications (other than the HSR Filing and accompanying documents, and routine communications with the FTC or DOJ regarding the form or completeness of the HSR Filing) with, any Governmental Authority or private party regarding any such filings or any such transaction, (B) not participating in any meeting or discussion with any Governmental Authority or private party in respect of any such filings, investigation or other inquiry without giving the other parties hereto prior notice of the meeting or discussion and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate in any such meeting or discussion, and (C) to the extent permissible under Applicable Law, consulting with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, proposals or any other substantive communication made or submitted by or on behalf of any party hereto relating to any such filings or any such transaction; provided, however, that neither the Companies nor Purchaser shall be required to (1) propose, negotiate, commit to and effect, by consent decree, hold separate order, trust or otherwise, the sale, divestiture, license or disposition of businesses, product lines or assets of Purchaser or any of its Affiliates, (2) terminate, amend, or assign existing relationships, contractual rights or obligations of Purchaser or its subsidiaries, (3) terminate, amend or assign any venture or other arrangement, (4) otherwise take or commit to take actions that would limit Purchaser’s freedom of action with respect to, or its ability to retain, one or more of the businesses, product lines or assets of Purchaser, or (5) expend any material funds, initiate or contest any litigation or any administrative or legislative action, or incur any other material obligations in order to comply with this Section 9.1(d).

(e) Termination. This Agreement may be terminated:

(i) by mutual written consent of Purchaser and Equityholders’ Representative at any time prior to the Closing;

(ii) by Purchaser or Equityholders’ Representative, upon written notice to the other party, if a Governmental Authority of competent jurisdiction has issued an order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such order has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(e)(ii) shall not be available to any party whose breach of any provision of this Agreement results in or causes such order;

(iii) by (A) Purchaser if it is not then in breach of its obligations under this Agreement that would entitle the Equityholders to terminate this Agreement in accordance with Section 9.1(e)(iii)(B) and (1) there is a breach of any of the representations, warranties, covenants or agreements of the Equityholders set forth in this Agreement or (2) any of the representations or warranties of the Equityholders shall have become untrue, in either case such that the conditions set forth in Section 8.2(c) would not be satisfied and, in either case, such breach or inaccuracy is not waived or cured on or before the End Date (as defined below); or (B) Equityholders’ Representative if none of the Equityholders are then in breach of their respective obligations under this Agreement that would entitle Purchaser to terminate this Agreement in accordance with Section 9.1(e)(iii)(A) and (1) there is a breach of any of the representations, warranties, covenants or agreements of Purchaser or IBP set forth in this Agreement or (2) any of the representations or warranties of Purchaser or IBP shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) would not be satisfied and, in either case, such breach or inaccuracy is not waived or cured on or before the End Date;

(iv) by Purchaser or Equityholders’ Representative, if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before the date that is 120 days following the date of this Agreement (“End Date”), provided, however, that if all applicable waiting periods under the HSR Act have not expired by such date, then Purchaser or Equityholders’ Representative shall provide the other, as applicable, with a written election extending the End Date an additional 45 days. For the avoidance of doubt, if (A) all of the conditions to closing set forth in Sections 8.1 and 8.2 have been satisfied at or prior to the End Date, Purchaser may not utilize this Section 9.1(e)(iv) to terminate this Agreement, and (B) all of the conditions to closing set forth in Sections 8.1 and 8.3 have been satisfied at or prior to the End Date, the Equityholders’ Representative may not utilize this Section 9.1(e)(iv) to terminate this Agreement.

If this Agreement is terminated pursuant to this Section 9.1(e), then all provisions of this Agreement shall thereupon become void without any liability on the part of any party hereto to any other party hereto except that a party’s liability for a breach of any provision of this Agreement that results in the termination of this Agreement pursuant to Section 9.1(e) and the provisions of Section 13 shall survive any such termination.

(f) Updating of Schedules. During the period between the date of this Agreement and the Closing, if an Equityholder determines that any fact, condition or event arising after the date hereof would have constituted a breach of any representation or warranty in Section 5, Section 6 or Section 7 if such fact, condition or event arose prior to the date hereof (or, in the case of any representations or warranties relating to the Pre-Closing Reorganization, untrue as of the Closing Date), Equityholders’ Representative shall deliver to Purchaser an update to the Schedules specifying such fact, condition or event (a “Schedule Update”). No Schedule Update shall be deemed to have amended the Schedules, to have qualified the relevant representations and warranties contained in the Agreement or to have cured any misrepresentation or breach of representation or warranty.

(g) Pre-Closing Publicity. During the Pre-Closing Period, any public disclosures or announcements relating to this Agreement or the transactions contemplated hereby will be made only upon consent in writing by Equityholders’ Representative and Purchaser, or as may be required by Applicable Law or by any Governmental Authority or the rules of any stock exchange or trading system.

(h) No Solicitation of Other Bids.

(i) No Equityholder shall, or shall authorize or permit any of its Affiliates (including any Company) or any of its or their representatives to, directly or indirectly: (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal (as defined below); (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Purchaser, IBP or any of their respective Affiliates) concerning (x) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any Company; (y) the issuance or acquisition of shares of Capital Stock of any Company; or (z) the sale, lease, exchange or other disposition of any material portion of any Company’s properties or assets (except for distributions of cash to the Individuals).

(ii) In addition to the other obligations under this Section 9.1(h), Equityholders’ Representative shall promptly advise Purchaser orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(iii) Each Equityholder agrees that the rights and remedies for noncompliance with this Section 9.1(h) shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Purchaser and IBP and that money damages would not provide an adequate remedy to Purchaser and IBP.

9.2 Termination of Rights of First Refusal and Similar Rights. With respect to the transactions contemplated by this Agreement, each Equityholder hereby waives the applicability of, and the rights such Equityholder had, has or may have under or pursuant to, each Company’s Charter Documents with respect to any buy-sell, preemptive right, right of first refusal or similar rights.

9.3 Equityholders’ Release. Effective upon the Closing, each Equityholder, on behalf of himself/itself and his/its respective Affiliates, and each of their respective successors and assigns (each, a “Releasing Party”), and in his/its capacity as an equityholder and/or officer, director or employee of each Company, hereby releases, acquits and forever discharges, to the fullest extent permitted by law, each Company, Purchaser and their respective Affiliates, employees, officers, directors and equityholders (each, a “Released Party”) of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, which such Releasing Party ever had, now has or may have on or by reason of any matter, cause or thing whatsoever arising on or prior to the Closing Date, including, without limitation, the allocation of the Purchase Price among each of the Individuals and the total consideration paid to the equityholders of the Companies that are subject to the LOI Transactions; provided, however, that this release does not extend to any claim: (a) for accrued benefits under employee benefit plans to which such Releasing Party may be entitled or for any unpaid salary, expense reimbursement or any similar employee-related benefits for the period ending on or prior to the Closing Date; (b) arising under or pursuant to any employment-related agreement entered into between a Company and such Releasing Party; and (c) to enforce such Releasing Party’s rights under this Agreement. Each Releasing Party has not assigned any such claims to any third party prior to the date hereof and will not assign any such claims after the date hereof. Each Releasing Party agrees not to, and agrees to cause, as applicable, his/its Affiliates and each of their respective successors and assigns, not to, assert any such claims against the Released Parties.

(a) Covenant Not To Sue. The Releasing Parties shall not, and no one on their behalf shall, assert or file any claim, complaint, charge, suit or action against any Released Party arising out of any matter released pursuant to this Section 9.3. In the event that any claim, complaint, charge, suit or action is asserted or filed against a Released Party in breach hereof, such Released Party shall be entitled to recover its costs, fees or expenses, including reasonable attorney fees and costs at trial and on appeal, incurred in defending against such action from the Releasing Party.

(b) Additional Facts. The Releasing Parties acknowledge that they may hereafter discover facts different from, or in addition to, those which they now believe to be true with respect to any and all of the claims released in this Section 9.3, and no such additional fact shall affect the validity or enforceability of the releases contained in this Section 9.3.

(c) Investigation. The Releasing Parties acknowledge that they are fully informed and aware of their rights to receive independent legal advice regarding the advisability of the releases contemplated hereby and have received such independent legal advice as they deem necessary with regard to the advisability thereof. The Releasing Parties further acknowledge that they: (i) have made an investigation of the facts pertaining to the releases contemplated hereby as they have deemed necessary; and (ii) have not relied upon any statement or representation of others.

9.4 Transfer Restrictions

(a) Each Individual acknowledges and understands that: (i) the IBP Shares may only be disposed of in compliance with state and federal securities laws; and (ii) in connection with any transfer of IBP Shares other than pursuant to an effective registration statement or Rule 144, to IBP, IBP may require the transferor thereof to provide to IBP an opinion of counsel selected by the transferor and reasonably acceptable to IBP, the form and substance of which opinion shall be reasonably satisfactory to IBP, to the effect that such transfer does not require registration of such transferred IBP Shares under the Securities Act. Any transfer or purported transfer of the IBP Shares in violation of this Section 9.4 shall be void.

(b) Each Individual agrees to the book entry notation or the imprinting, so long as is required by this Section 9.4, of a legend on any of the IBP Shares (and any certificates or instruments representing the IBP Shares) in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS.

9.5 Furnishing of Information. Until the date that any Individual owning IBP Shares may sell all of them without restriction under Rule 144 of the Securities Act (or any successor provision), IBP covenants to use its reasonable best efforts to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by IBP after the date hereof pursuant to the Exchange Act.

9.6 Securities Laws Disclosure; Publicity. In accordance with the requirements of the Exchange Act, IBP shall cause a Current Report on Form 8-K relating to the issuance of the IBP Shares under this Agreement to be transmitted to the SEC for filing, which Form 8-K will disclose the material terms of the transactions contemplated hereby, and attach forms of this Agreement and the Transaction Documents thereto (as required).

9.7 Post-Closing Cooperation. After the Closing, each Individual shall provide such assistance as Purchaser may reasonably request with respect to the preparation by Purchaser of consolidated financial statements of the Companies and pro forma financial statements (if any) of Purchaser required to be filed by Purchaser with the SEC that include or relate to any periods ending on or before the Closing Date, at Purchaser’s sole expense. In addition, each Individual shall cooperate fully, and to the extent reasonably requested by Purchaser and the Companies, in connection with the Companies’ preparation of any federal, state or local regulatory or other financial reporting requirements subsequent to the Closing (including by the provision of reasonably relevant records or information) that relate in whole or in part to any periods prior to the Closing Date, at Purchaser’s sole expense. Subsequent to the Closing, each Individual, upon the reasonable request of Purchaser, will provide Purchaser with the names of those Persons employed by the Equityholders or the Companies who were previously involved in the preparation of the Companies’ financial statements and federal, state or local regulatory reporting requirements and will use commercially reasonable efforts to cause such Persons to cooperate fully with and assist Purchaser in the preparation of the Companies’ financial statements and federal, state or local regulatory reporting requirements to the extent such reports relate to periods prior to the Closing Date, at Purchaser’s sole expense.

9.8 Insurance. Purchaser and/or IBP shall maintain the Companies’ insurance policies that are in place as of the Closing Date through the remainder of the then-existing terms of such policies. Thereafter, and continuing for at least as long as the statute of limitations may apply to claims for which the Equityholders have any obligation to indemnify the Purchaser Indemnified Parties under Section 11, Purchaser and/or IBP shall maintain for the Companies insurance in scope and amount consistent with IBP’s past practices and with deductible limits for the Companies as mutually agreed upon by Equityholders’ Representative and Purchaser.

9.9 Collection of Uncollected Accounts Receivable (including Retainage Amounts). Subject to the “bad debt” reserves shown on the Closing Balance Sheet, if Purchaser is not able to collect any Accounts Receivable set forth on Schedule 5.10 within 365 days after the Closing Date (as to any Account Receivable other than a Retainage Amount) and 545 days after the Closing Date (as to any Retainage Amount) (each, an “Uncollected Account”), then Purchaser, as its sole remedy, shall require the Equityholders to purchase each Uncollected Account from the applicable Company at a purchase price equal to its then current balance. Thereafter, Equityholders’ Representative may use commercially reasonable efforts to collect the Uncollected Accounts. Purchaser’s exercise of its rights under this Section 9.9 will be in lieu of any other remedy that Purchaser may have under this Agreement as a result of not being able to collect any of the Uncollected Accounts.

SECTION 10

TAX MATTERS

10.1 Apportionment of Taxes. All Taxes and Tax liabilities with respect to a Company (or the Equityholders by virtue of the tax status of a Company) that relate to a Straddle Period shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period as follows: (a) in the case of Taxes that are either: (i) based upon or measured by reference to income, receipts, profits, capital or net worth (including sales and use Taxes); (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) other than Transfer Taxes as defined below; or (iii) required to be withheld, the amount of such Taxes allocated to the Pre-Closing Tax Period shall be deemed equal to the amount which would be payable if a Company’s Tax year ended at the end of the day on the Closing Date; and (b) in the case of Taxes imposed on a periodic basis with respect to a

Company other than those described in clause (a), the amount of such Taxes allocated to the Pre-Closing Tax Period shall be deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period. The Equityholders will be solely liable for, and will timely pay, all Taxes and Tax liabilities allocable to the Pre-Closing Tax Period of each Company, including, without limitation, any portion of a Straddle Period allocable or apportioned to the Pre-Closing Tax Period. Purchaser will be solely liable for, and will timely pay, all Taxes and Tax liabilities allocable to the Post-Closing Tax Period of each Company, including, without limitation, any portion of a Straddle Period allocable or apportioned to the Post-Closing Tax Period.

10.2 Termination of Tax-Sharing Contracts. Any and all existing Tax-sharing Contracts binding upon any Company shall be terminated as of the Closing Date. After the Closing Date, no Company will have any further rights or liabilities thereunder.

10.3 Payment of Taxes Arising from Transaction. Any transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees and recording charges, incurred in connection with the consummation of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be paid by the Equityholders. Purchaser shall prepare and file any Tax Returns with respect to Transfer Taxes, and the Equityholders shall cooperate with Purchaser in the preparation and filing of such Tax Returns, including promptly supplying any information in their possession that is reasonably necessary to complete such Tax Returns.

10.4 Tax Returns. Purchaser shall prepare, or cause to be prepared, all Tax Returns required to be filed by any Company after the Closing Date with respect to a Straddle Period or a Post-Closing Tax Period; provided, however, that any Tax Returns relating to Taxes for which the Equityholders are liable for under Section 10.1, or for which the Equityholders would be required to indemnify any Indemnified Party, may be reviewed and commented on by Equityholders’ Representative (to the extent it affects any Equityholder), as applicable, prior to filing. Equityholders’ Representative shall advise Purchaser of any dispute(s) with respect to any such Tax Return following his review. The parties agree to attempt in good faith to resolve any such dispute(s). If the parties cannot resolve such dispute(s) after such good faith efforts, the parties shall submit such dispute(s) to the Independent Accountants for resolution pursuant to the terms of Section 1.3(b). To the extent permitted by Applicable Law, the Independent Accountants shall select the position put forth by either Purchaser or the Equityholders’ Representative. The Equityholders shall prepare, or cause to be prepared, all Tax Returns required to be filed by any Company solely with respect to a Pre-Closing Tax Period. Purchaser shall be permitted to review and comment on such Tax Return prior to filing. Purchaser shall advise Equityholders’ Representative of any dispute(s) with respect to any such Tax Return following its review. The parties agree to attempt in good faith to resolve any such dispute(s). If the parties cannot resolve such dispute(s) after such good faith efforts, the parties shall submit such dispute(s) to the Independent Accountants for resolution pursuant to the terms of Section 1.3(b). To the extent permitted by Applicable Law, the Independent Accountants shall select the position put forth by either Purchaser or the Equityholders’ Representative.

10.5 Tax Treatment of Transaction; Purchase Price Allocation. The parties agree that the purchase of the Trilok Shares and the Alpha Company Shares pursuant to the terms of this Agreement will be treated, for federal income Tax purposes, as a purchase by Purchaser of the assets of Trilok and Alpha Company. The parties agree that the consideration described in Section 1 of this Agreement and other items properly includible in the deemed sales price of the assets of Trilok and Alpha Company shall be allocated, for Tax purposes, among the assets of Trilok and Alpha Company in a manner consistent with the provisions of Code §1060 and all regulations promulgated thereunder. Schedule 10.5 will be attached to this Agreement as soon as reasonably practicable and will set forth the fair market value of assets of Trilok and Alpha Company that the parties agree will be used to allocate such consideration (the “Allocation Schedule”). As soon as practicable after the Closing Date, Purchaser will prepare and deliver to Equityholders’ Representative IRS Form 8594 reflecting the allocation of the Purchase Price and other items includible in the deemed sales price among the assets of Trilok and Alpha Company in accordance with the Allocation Schedule, for inclusion with the federal income Tax Return of each Seller. Purchaser shall permit Equityholders’ Representative to review and comment on the IRS Form 8594. Equityholders’ Representative shall advise Purchaser of any dispute(s) with respect to the IRS Form 8594 following his review. The parties agree to attempt in good faith to resolve any such dispute(s). If the parties cannot resolve such dispute(s) after such good faith efforts, the parties shall submit such dispute(s) to the Independent Accountants for resolution pursuant to the terms of Section 1.3(b). To the extent permitted by Applicable Law, the Independent Accountants shall select the position put forth by either Purchaser or the Equityholders’ Representative. Trilok, Alpha Company, Purchaser and the Equityholders agree to report this transaction for federal income Tax purposes in accordance with the Tax treatment described above in this Section 10.5 and the IRS Form 8594, and shall not take any position or action inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, investigation or otherwise; provided, however, that if, in any audit of any Tax Return of any of the Equityholders, Purchaser, Trilok or Alpha Company by a Taxing Authority, the fair market values are finally determined to be different from the IRS Form 8594, as adjusted, Purchaser, the applicable Company, and the Equityholders may (but shall not be obligated to) take any position or action consistent with the fair market values as finally determined in such audit.

10.6 Cooperation on Tax Matters. Following the Closing, the Equityholders, on the one hand, and Purchaser, on the other hand, shall, and Purchaser shall cause the Companies to, cooperate fully, as and to the extent reasonably requested by any other party, in connection with any audit, litigation or other proceeding with respect to Taxes of the Companies or the preparation of any Tax Return of the Companies. Such cooperation shall include the retention and (upon any other party’s request) the provision of records and information which are reasonably relevant to any such Tax matter or required by the Code or other Applicable Law and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Equityholders and Purchaser agree (a) to retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or the Equityholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (b) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and allow such other party to take possession of such books and records. Purchaser, on the one hand, and the Equityholders, on the other hand, agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby). The Equityholders, on the one hand, and Purchaser, on the other hand, further agree, upon request, to provide the other party with all information that any party may be required to report pursuant to the Code and all regulations promulgated thereunder.

10.7 Controversies.

(a) Purchaser shall notify Equityholders’ Representative in writing within ten (10) days of the receipt by Purchaser or any of the Companies of written notice of any inquiries, audits, examinations, assessments, or proceedings from any Taxing Authority with respect to Taxes of the Companies for which the Equityholders would be required to indemnify any Indemnified Party pursuant to this Agreement (any such inquiry, assessment, proceeding or similar event, a “Tax Matter”). Equityholders’ Representative may, at his own expense, participate in and, upon notice to Purchaser and his: (i) irrevocable acknowledgement in writing of the Equityholders’ responsibility for and agreement to indemnify the Indemnified Parties for Indemnified Losses related to or resulting from any Tax Matters; and (ii) furnishing of satisfactory evidence of the Equityholders’ financial ability to indemnify the Indemnified Parties, assume the defense of any such Tax Matter relating solely to a Tax period ending on or before the Closing Date (but not a Straddle Period, which is governed by Section 10.7(b)). If Equityholders’ Representative assumes such defense, Equityholders’ Representative shall have the authority, with respect to such Tax Matter, to represent the interests of the relevant Company before the relevant Taxing Authority and shall have the right to control the defense, compromise or other resolution of any such Tax Matter subject to the limitations contained herein, including responding to inquiries, and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter. Purchaser has the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, at its own expense, separate from the counsel employed by Equityholders’ Representative. Equityholders’ Representative shall not enter into any settlement of or otherwise compromise any such Tax Matter to the extent that it adversely affects or may adversely affect the Tax liability of Purchaser, any of the Companies or any Affiliate of any of the foregoing for any Post-Closing Tax Period, including any Straddle Period, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. Equityholders’ Representative shall keep Purchaser fully and timely informed with respect to the commencement, status and nature of any such Tax Matter, and will, in good faith, allow Purchaser or Purchaser’s counsel to consult with him regarding the conduct of or positions taken in any such proceeding and to be present at any meetings or proceedings with the relevant Taxing Authority.

(b) Purchaser has the right to represent the interests of the Companies before the relevant Taxing Authority with respect to any inquiry, audit, examination, assessment, proceeding or other similar event relating to a Straddle Period (a “Straddle Period Tax Matter”) and has the right to control the defense, compromise or other resolution of any such Straddle Period Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Straddle Period Tax Matter. If the Equityholders would be required to indemnify any Indemnified Party pursuant to this Agreement with respect to such Straddle Period Tax Matter then: (A) Equityholders’ Representative shall have the right (but not the duty) to participate in the defense of such Straddle Period Tax Matter and to employ counsel, at his own expense, separate from counsel employed by Purchaser, (B) Purchaser shall not enter into any settlement of or otherwise compromise any such Straddle Period Tax Matter to the extent that it adversely affects the Tax liability of the Equityholders without the prior written consent of Equityholders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed, and (C) Purchaser shall keep Equityholders’ Representative informed with respect to the commencement, status, and nature of any such Straddle Period Tax Matter, and will, in good faith, allow Equityholders’ Representative or his counsel to consult with it regarding the conduct of or positions taken in any such proceeding and to be present at any meetings or proceedings with the relevant Taxing Authority.

(c) The provisions of this Section 10.7, to the extent they conflict with any provision in Section 11, supersede the provisions of Section 11. To the extent the provisions of this Section 10.7 do not conflict with the provisions of Section 11, the provisions of this Section 10.7 shall be read in concert with, and shall supplement, the provisions of Section 11.

SECTION 11

INDEMNIFICATION

11.1 Survival of Representations and Warranties. The representations and warranties of the parties in this Agreement and any Transaction Document shall survive the Closing for a period of 24 months except as follows: (a) the representations and warranties in Sections 5.1 (Organization and Good Standing), 5.2 (Power), 5.3 (No Conflicts; Consent), 5.4 (Capitalization), the penultimate sentence of 5.18 (Intellectual Property), 5.26(b) (Real and Personal Property), 5.29 (Brokers), 6.1 (Authority and Capacity), 6.4 (Ownership of Acquired Shares and the Sellers’ Capital Stock), 6.5 (Brokers), 7.1 (Authority and Capacity), 7.2 (Capitalization) and 7.5 (Ownership of Acquired Shares) shall survive indefinitely; (b) the representations and warranties in Sections 5.14 (Taxes), 5.22 (Employee Benefits), 5.27 (Environmental) and 7.6 (Tax Status) shall survive until 60 days beyond the time by which the applicable statute of limitations (including extensions thereof) bars further actions for claims that would constitute breaches of the representations and warranties in those Sections; and (c) any representation or warranty for which, prior to the 24-month anniversary of the Closing Date or the survival period described in (b) above, any party has been notified in writing of a claim of a breach of such representation or warranty, in which case the liability for such breach shall continue until it shall have been finally settled, decided or adjudicated as provided hereunder. Any investigation made by a party shall not be deemed to affect such party’s reliance on the representations and warranties made by the other party(ies) and shall not be deemed to be a waiver of indemnity as provided herein. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein.

11.2 Indemnification by the Equityholders. The Equityholders, jointly and severally, shall defend, indemnify and hold harmless each Company, Purchaser, IBP and their respective managers, officers, directors, employees, agents, equityholders, partners, Affiliates and successors and assigns (collectively, the “Purchaser Indemnified Parties”) from and against and pay or reimburse the Indemnified Parties for any and all Indemnified Losses resulting from, relating to, or arising directly or indirectly out of:

(a) any inaccuracy in or breach of any representation or warranty made by any of the Equityholders in this Agreement or in any Transaction Document delivered by any of the Equityholders as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach of any covenant or obligation of any of the Equityholders pursuant to this Agreement or any Transaction Document delivered by any of the Equityholders;

(c) for a period of 10 years following the Closing Date, any product manufactured, installed, shipped or sold, and any services provided (or the alleged failure to provide such services), by any Company prior to or on the Closing Date;

(d) for a period of seven years following the Closing Date:

(i) any Employee Claim or any failure by any Company to comply with all Applicable Law regarding employees or Service Providers, including, without limitation, ERISA and laws related to the immigration status or classification as exempt or non-exempt of any employee of or Service Provider utilized by any Company prior to or on the Closing Date;

(ii) any debts, obligations, trade payables or other liabilities of any Company that are not fully reflected or reserved for on the Closing Balance Sheet;

(iii) any claim, litigation, investigation or proceeding relating to any Company or Equityholder with respect to events or matters occurring on or prior to the Closing Date and to the extent not resulting from an act or omission of any Purchaser Indemnified Parties, including, without limitation, any of the litigation matters listed on Schedule 5.13.

(e) the Professional Fees and Selling Expenses;

(f) to the extent not fully reflected or reserved for on the Closing Balance Sheet, any liability or obligation for Taxes of (i) any Company, or Taxes relating to the business of any Company, or (ii) any Equityholder, in each case for all Pre-Closing Tax Periods (including, without limitation, portions of a Straddle Period allocable to a Pre-Closing Tax Period), including, but not limited to, Taxes subsequently assessed against any Company or any of the Equityholders (including, without limitation, based upon a Taxing Authority’s re-characterization of a reported transaction);

(g) to the extent not fully reflected or reserved for on the Closing Balance Sheet, any liability or obligation for unpaid Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Company (or any predecessor of any Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation §1.1502-6 or any comparable provisions of foreign, state or local law; or

(h) the Equityholders’ failure to pay any Transfer Taxes.

11.3 Indemnification by Purchaser. Purchaser and IBP, jointly and severally, shall defend, indemnify and hold harmless the Equityholders and their respective successors and permitted assigns (collectively, the “Equityholder Indemnified Parties” and with the Purchaser Indemnified Parties, the “Indemnified Parties”) from and against and pay or reimburse the Equityholder Indemnified Parties for any and all Indemnified Losses resulting from, relating to or arising directly or indirectly out of:

(a) any inaccuracy in or breach of any representation or warranty made by Purchaser or IBP in this Agreement or in any Transaction Document delivered by Purchaser as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach of any covenant or obligation of Purchaser pursuant to this Agreement or any Transaction Document delivered by Purchaser; or

(c) any claim, litigation, investigation or proceeding relating to any Company or Purchaser, with respect to events or matters occurring after the Closing Date and to the extent not resulting from an act or omission of any Equityholder Indemnified Parties.

11.4 Limitation on the Equityholders’ Indemnification Obligations. The obligations of the Equityholders pursuant to the provisions of Sections 11.2(a) through 11.2(d) are subject to the following limitations (excluding any claim related to fraud or willful misrepresentation, to which this Section shall not apply):

(a) Cap. The Purchaser Indemnified Parties shall not be entitled to recover: (i) under Section 11.2(a) (excluding any Fundamental Representations, to which this subsection (i) shall not apply) or Sections 11.2(c) or 11.2(d) for the amount of Indemnified Losses in the aggregate in excess of 50% of the Purchase Price; and (ii) for breaches of one or more of the Fundamental Representations or Section 11.2(b) for the amount of Indemnified Losses in the aggregate in excess of the Purchase Price.

(b) Indemnification Threshold. The Purchaser Indemnified Parties shall have no rights to indemnification hereunder until the aggregate amounts of indemnification payments that would otherwise be due to the Purchaser Indemnified Parties reaches $100,000 (“Indemnification Threshold”), at which point the Purchaser Indemnified Parties shall be indemnified for the full amount of Indemnified Losses that exceed the Indemnification Threshold.

11.5 Limitation on Purchaser’s and IBP’s Indemnification Obligations. The obligations of Purchaser and IBP pursuant to the provisions of Section 11.3 are subject to the following limitations (excluding any claim related to fraud or willful misrepresentation, to which this Section shall not apply):

(a) Cap. The Equityholder Indemnified Parties shall not be entitled to recover: (i) under Sections 11.3(a) or 11.3(c) for the amount of Indemnified Losses in the aggregate in excess of 50% of the Purchase Price; and (ii) under Section 11.3(b) for the amount of Indemnified Losses in the aggregate in excess of the Purchase Price.

(b) Indemnification Threshold. The Equityholder Indemnified Parties shall have no rights to indemnification hereunder until the aggregate amounts of indemnification payments that would otherwise be due to the Equityholder Indemnified Parties reaches the Indemnification Threshold, at which point the Equityholder Indemnified Parties shall be indemnified for the full amount of Indemnified Losses that exceed the Indemnification Threshold.

11.6 Other Indemnification Limitations.

(a) Insurance. Payments by an Indemnifying Party pursuant to Section 11.2 or Section 11.3 in respect of any Indemnified Losses shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds actually received by the Indemnified Party in respect of any such claim, less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or other chargebacks. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies for any Indemnified Losses prior to seeking indemnification under this Agreement (but shall have no duty to sue), and promptly after the realization of any insurance proceeds, the Indemnified Party shall reimburse the Indemnifying Party for such reduction in Indemnified Losses for which the Indemnified Party was indemnified prior to the realization of reduction of such Indemnified Losses.

(b) Tax Benefit. Payments by an Indemnifying Party pursuant to Section 11.2 or Section 11.3 in respect of any Indemnified Losses shall be: (i) reduced by an amount equal to any Tax benefit actually realized as a result of such Indemnified Losses by the Indemnified Party; and (ii) increased by an amount equal to any Tax imposed on the receipt of such indemnity payment.

(c) Mitigation. After becoming aware of any event or occurrence that could reasonably be expected to give rise to an indemnification right hereunder, each Indemnified Party shall take commercially reasonable steps to mitigate all Indemnified Losses arising therefrom, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Indemnified Losses.

(d) Non-Duplication. No Indemnified Party shall be permitted to recover more than once for Indemnified Losses resulting from, relating to, or arising directly or indirectly out of the same state of facts; provided, however, the limitations set forth in this Section 11.6(d) shall not limit any Purchaser Indemnified Party’s right to pursue an indemnification claim under any subsection of Section 11.2 it chooses (regardless of whether the facts relating to any such indemnification claim would also allow a Purchaser Indemnified Party to make an indemnification claim under another subsection of Section 11.2).

(e) Special Damages. No claims or causes of action arising under or resulting from this Agreement or any of the transactions contemplated by this Agreement may be asserted by any Indemnified Party for punitive, special, exemplary, contingent, incidental or consequential damages (including lost profits or revenue), for diminution in value, for any claims based on a multiple of EBITDA or other transaction multiple; provided that the foregoing shall not apply in the case of fraud or willful misrepresentation or to the extent awarded to a Governmental Authority or other third party.

(f) Termination. The obligations to indemnify and hold harmless an Indemnified Party in respect of a breach of representation or warranty shall terminate when the applicable representation or warranty terminates pursuant to Section 11.1; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which an Indemnified Party shall have, prior to the expiration of the applicable survival period, previously made a claim pursuant to Sections 11.7(a) through 11.7(d).

(g) Exclusive Remedy. Following the Closing Date, except for any equitable remedies, claims arising from fraud, criminal activity, willful misrepresentation on the part of a party hereto in connection with the transactions contemplated by this Agreement or any indemnification for Indemnified Losses subject to Section 10, indemnification pursuant to the provisions of this Section 11 shall be the exclusive remedy of the parties for any misrepresentation or breach of any representation, warranty or covenant contained in this Agreement or otherwise relating to the subject matter of this Agreement (without limiting, and without any prejudice to, any right or remedy set forth in any Transaction Document). In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement (without limiting, and without any prejudice to, any right or remedy set forth in any Transaction Document) it may have against the other parties hereto and their Affiliates and each of their respective representatives arising under or based upon any Applicable Law, except pursuant to the indemnification provisions set forth in this Section 11 or in Section 10.

11.7 Third Party Claims.

(a) If any legal or administrative proceedings shall be instituted or any claim is asserted by any third party in respect of which one of the Indemnified Parties may be entitled to indemnity hereunder, one or more of the Indemnified Parties will give the party or parties from which such indemnification is sought (the “Indemnifying Parties”), written notice thereof and copies of any documents in its possession that relate to such third-party claim, action or proceeding. A delay in giving notice to the Indemnifying Parties shall only relieve the Indemnifying Parties of liability to the extent the Indemnifying Parties suffer actual prejudice because of the delay by the Indemnified Parties.

(b) The Indemnifying Parties shall have the right, at their option and expense, to participate in the defense of such a proceeding or claim, but not to control the defense, negotiation or settlement thereof, which control shall at all times rest with the Indemnified Parties, unless the proceeding or claim involves only money damages and the Indemnifying Parties: (i) irrevocably acknowledge in writing responsibility for and agree to indemnify the Indemnified Parties for such damages; and (ii) furnish satisfactory evidence of their financial ability to indemnify the Indemnified Parties, in which case the Indemnifying Parties may assume such control through counsel of their choice and at their expense ((i) and (ii), the “Defense Conditions”); provided that the Indemnified Parties shall have the right, at its option and expense, to participate in the defense of such a proceeding or claim

(c) Notwithstanding the foregoing, if: (i) the Indemnifying Parties fail to fulfill the Defense Conditions; or (ii) the Indemnified Parties shall in good faith determine that: (x) the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Parties could reasonably be expected to affect adversely any Indemnified Parties’ reputation, liability or its ability to conduct its business or that imposes, or may impose, any liability, obligation or restriction upon any of the Indemnified

Parties, including, without limitation, any Tax liability, without the prior written consent of such Indemnified Party; or (y) that the proceeding could result in a criminal proceeding, allegation or investigation against it; or (z) the Indemnified Parties may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that could reasonably be available to the Indemnifying Parties in respect to such claim or any litigation relating thereto, the Indemnified Party shall have the right to assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Parties; provided, that the Indemnified Parties shall not settle such claim or litigation without the prior written consent of the Indemnifying Parties, such consent not to be unreasonably withheld or delayed. The parties agree to provide each other with reasonable cooperation in connection with the defense, negotiation or settlement of any such proceeding or claim.

(d) A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

11.8 Right to Offset. Purchaser shall have the right to offset any claims for indemnification and/or for satisfying any Equityholder Deficiency Amount by decreasing any payment that would otherwise be payable to: (a) any Individual or his Affiliate under his Individual Noncompetition Agreement; or (b) any Equityholder Affiliate under the Leases; provided, however, that any claims not so satisfied in full shall continue until satisfied in full. The exercise of such right by Purchaser in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under such agreements. Such right to offset will be in addition to and not in lieu of any other rights or remedies that may be available to Purchaser at law or in equity.

SECTION 12

EQUITYHOLDERS’ REPRESENTATIVE

12.1 Appointment. Equityholders’ Representative is hereby designated by each Equityholder to serve as the representative of the Equityholders with respect to the matters expressly set forth in Section 12.2 and with respect to the matters otherwise set forth in this Agreement to be performed by Equityholders’ Representative. Should the initial Equityholders’ Representative resign or be unable to serve, the Equityholders holding more than 50% of the Acquired Shares at Closing shall be entitled to designate a single substitute agent to serve as the successor Equityholders’ Representative, who shall be Equityholders’ Representative for all purposes thereafter. The appointment of such successor, in either case, shall be effective on the date of Equityholders’ Representative’s resignation or incapacity or, if later, the date on which such successor is appointed.

12.2 Extent. Each Equityholder, by the execution of this Agreement, hereby irrevocably appoints Equityholders’ Representative as the agent, proxy and attorney-in-fact for such Equityholder for all purposes of this Agreement, including the full power and authority on such Equityholder’s behalf: (a) to consummate the transactions contemplated herein and any post-Closing matters; (b) to pay such Equityholder’s expenses incurred in connection with the negotiation and performance of this Agreement (whether incurred on or after the Closing Date); (c) to disburse any funds received hereunder to such Equityholder and to the other Equityholders; (d) to endorse and deliver any certificates or instruments representing the Acquired Shares and execute such further instruments of assignment as Purchaser shall reasonably request; (e) to execute and deliver on behalf of such Equityholder any amendment or waiver in connection with this Agreement and the other agreements or documents contemplated hereby as Equityholders’ Representative, in its sole discretion, may deem necessary or desirable; (f) to take all other actions to be taken by or on behalf of such Equityholder in connection herewith; (g) to do each and every act and exercise any and all rights which such Equityholder is permitted or required to do or exercise under this Agreement; (h) to prepare and distribute to such Equityholder any documentation necessary or desirable for the filing of income tax returns; and (i) to make, execute, acknowledge and deliver this Agreement and all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, letters and other writings, and, in general, to do any and all things and to take any and all action that Equityholders’ Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement and all other agreements and documents referred to herein or therein or executed in connection herewith and therewith, including, without limitation, retaining counsel, accountants and other agents, representatives and experts, incurring fees and expenses, asserting or pursuing any claim against Purchaser, any Company and/or any of the Equityholders, defending any claims by Purchaser or third party claims, consenting to, compromising or settling any such claims, conducting negotiations with Purchaser, any Company and their respective representatives regarding such claims, it being understood that Equityholders’ Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions; provided, however, Equityholders’ Representative shall not have the power to take any action or actions arising out of any alleged breach of any representation or warranty in Section 6 or any covenant or agreement contained herein by one of the Equityholders without the express authorization of such Equityholder, and Purchaser hereby acknowledges such limitation. Each Equityholder agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of Equityholders’ Representative and shall survive the death, incapacity or bankruptcy of such Equityholder. All decisions and actions by Equityholders’ Representative (to the extent authorized by this Agreement) shall be binding upon each of the Equityholders, and the Equityholders shall not have the right to object, dissent, protest or otherwise contest the same; provided, however, that Equityholders’ Representative shall not take any such action where (x) any single Equityholder would be held solely liable for any actual losses, out-of-pocket costs or expenses, liabilities or other damages (without such Equityholder’s consent) or (y) such action materially and adversely affects the substantive rights or obligations of a Equityholder without a similar proportionate effect upon the substantive rights or obligations of the other Equityholders, unless such disproportionately affected Equityholder consents in writing thereto.

12.3 Indemnity. Each Equityholder agrees that Purchaser and the Companies shall be entitled to rely on any action taken or omission to act by Equityholders’ Representative, on behalf of such Equityholder, pursuant to Section 12.2 (an “Authorized Action”), and that each Authorized Action shall be binding on each Equityholder as fully as if such Equityholder had taken such Authorized Action. Purchaser agrees, for itself and each of the Companies, that Equityholders’ Representative, in its capacity as Equityholders’ Representative, shall have no liability to Purchaser or any Company for any Authorized Action, except to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted fraud or willful misconduct. Each Equityholder hereby severally, for itself only and not jointly and severally, agrees to indemnify and hold harmless Equityholders’ Representative against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Equityholders’ Representative in connection with any action, suit or proceeding to which Equityholders’ Representative is made a party by reason of the fact he is or was acting as Equityholders’ Representative pursuant to the terms of this Agreement and any expenses incurred by Equityholders’ Representative in connection with the performance of its duties hereunder.

12.4 Expenses. Equityholders’ Representative shall not be entitled to any fee, commission or other compensation for the performance of his services hereunder, but shall be entitled to the payment by the Equityholders of all expenses incurred as Equityholders’ Representative.

12.5 Limitation of Liability. Equityholders’ Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Equityholder, except in respect of any amounts received on behalf of such Equityholder. Neither Equityholders’ Representative nor any agent employed by him shall incur any liability to any Equityholder for any action taken or omitted by such party, except for actions or omissions constituting fraud or willful misconduct. Equityholders’ Representative shall not be liable to the Equityholders for any apportionment or distribution of payments made by Equityholders’ Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of such Equityholder to whom payment was due, but not made, shall be to recover from the other Equityholders any payment in excess of the amount to which they are determined to have been entitled. Equityholders’ Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.

12.6 Survival. All of the indemnities, immunities and powers granted to Equityholders’ Representative under this Agreement shall survive the Closing Date.

SECTION 13

MISCELLANEOUS

13.1 Definitions. Capitalized terms used herein and not otherwise defined shall have the meaning specified below, unless otherwise expressly provided or unless the context otherwise requires.

“Affiliate” means, as to any Person, any other Person: (a) that directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person; (b) that has the power directly or indirectly to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise; or (c) any relative by blood or marriage of any such Person.

“Agreement” means this Share Purchase Agreement, including the Schedules.

“Applicable Law” means, with respect to any Person, any and all federal, national, state, regional, local, municipal or foreign laws, statutes, rules, regulations, codes, ordinances, franchises, licenses, permits, orders, decrees, judicial decisions, injunctions, judgments or rules of any Government Authority having jurisdiction over such Person or its business.

“Benefit Plan” means collectively, any Welfare Plan, Deferred Plan, ERISA Plan, Pension Plan and any other Contract or plan relating to terms of employment, pension, profit sharing, retirement, deferred compensation, equity options, equity purchases, restricted equity, equity appreciation rights, other equity or equity-based compensation, change in control, retention, incentive, bonus, loan, guaranty, vacation, severance, medical, dental, vision or other health benefits, life insurance, disability, long term care and other fringe benefits at any time maintained for the benefit of current or former employees or others providing any services for any of the Companies, or otherwise maintained by or contributed to by any of the Companies or with respect to which it has any liability, whether or not subject to ERISA, whether or not funded, and whether or not terminated.

“Capital Stock” means: (a) in the case of a corporation, its shares of capital stock; (b) in the case of a partnership or limited liability company, its partnership or membership interests or units; and (c) any other interest that confers on a Person the right to receive a share of the profits, losses or distribution of assets of the issuing Person.

“Charter Documents” mean a Person’s formation or other governing documents, including, but not limited to, as applicable, its certificate or articles of incorporation, bylaws, code of regulations, articles of organization, operating agreement, certificate of limited partnership, partnership agreement and joint venture agreement.

“Closing Cash” means the cash balance of all of the Companies’ checking accounts, including deposits in transit, as of 11:59 p.m. on the Closing Date less any outstanding checks that have been written by any Company but not yet cashed as of such time.

“Code” means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

“Contract” means any commitment, understanding, arrangement, lease, pledge, permit, mortgage, indenture, note, bond, license, agreement, purchase or sale order, promise or similar arrangement, whether written or oral.

“Current Assets” means, as of 11:59 p.m. on the Closing Date, the aggregate dollar value of the following items from the Closing Balance Sheet: Closing Cash and cash equivalents , certificates of deposit, Accounts Receivable (including retainage and net of the “bad debt” reserve listed therein), Inventory, costs and estimated earnings in excess of billings on uncompleted Contracts, prepaid expenses and other current assets, each calculated in a manner as provided in Section 1.3.

“Current Liabilities” means, as of 11:59 p.m. on the Closing Date, to the extent incurred in the Ordinary Course of Business and are unpaid and not delinquent as of such date, the aggregate dollar value of the following items from the Closing Balance Sheet: accounts payable, accrued wages, bonuses, payroll taxes and other, billings in excess of costs and estimated earnings on uncompleted Contracts, Taxes and accrued expenses (including outstanding amounts due under any Company-issued credit cards, but excluding any deferred Tax liability and any payables, other than expenses reimbursable in the Ordinary Course of Business and as provided above, to any of the Equityholders or any Company’s employees, Service Providers, managers, officers or directors or any of their respective Affiliates), each calculated in a manner as provided in Section 1.3.

“Deferred Plan” means a Pension Plan that is designed to defer compensation for a select group of key or highly compensated employees and that are exempt from the funding, participation and vesting requirements of ERISA.

“EBITDA” means an entity’s(ies’) earnings from operations before interest, taxes, depreciation and amortization expenses.

“Employee Claims” means controversies, grievances or claims arising out of or relating to any of the Companies’ current or former employees or Service Providers or beneficiaries of such Persons with respect to providing services for any Company or wages and benefits incident thereto, including, but not limited to, sexual harassment and discrimination claims and claims arising under the Fair Labor Standards Act (or its state equivalents) or workers’ compensation laws (regardless of whether such controversy, grievance or claim is initiated or brought by such current or former employees or Service Providers (or any beneficiaries of such Persons) or a third party).

“Employment Offer Letters” means collectively, the employment offer letters dated as of the Closing Date by and between each of the parties set forth on Exhibit A hereto, each in a form acceptable to Purchaser.

“Environmental Laws” means any and all Applicable Law, permits, concessions, grants and other governmental restrictions relating to: (a) the protection of the environment; (b) the effect of the environment on human health; (c) emissions, discharges or releases of Hazardous Materials into surface water, ground water or land; or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or the clean-up or other remediation thereof.

“Equityholders’ Knowledge” means the actual knowledge of each of the Individuals, Charles Jahant, Naren Patel and Michael Bowen or the constructive knowledge of such Persons, after reasonable inquiry, including, without limitation, Alpha’s information technology director in regard to the Program.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person that is a member of a controlled group of companies or under common control, or is otherwise treated as a single employer, with any of the Companies in accordance with Code §414, including §§414(b), (c) or (m).

“ERISA Plan” means any pension benefit plan subject to Title IV of ERISA or §412 of the Code.

“Estoppel Certificates” means the estoppel certificate executed by the landlord of each of the Leased Properties.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fundamental Representations” means the representations and warranties of the Equityholders, set forth in Sections 5.1 (Organization and Good Standing), 5.2 (Power), 5.3 (No Conflicts; Consent), 5.4 (Capitalization), 5.14 (Taxes), the penultimate sentence of 5.18 (Intellectual Property), 5.26(b) (Real and Personal Property), 5.22 (Employee Benefits), 5.27 (Environmental), 5.29 (Brokers), 6.1 (Authority and Capacity), 6.4 (Ownership of Acquired Shares and the Sellers’ Capital Stock), 6.5 (Brokers), 7.1 (Authority and Capacity), 7.2 (Capitalization), 7.5 (Ownership of Acquired Shares) and 7.6 (Tax Status).

“Funded Indebtedness” means the outstanding principal, accrued interest, fees and charges relating to any: (a) indebtedness for borrowed money, including any penalties or amounts for prepayment or payoff of such indebtedness; (b) obligation to pay deferred purchase price of property other than trade accounts payable and other current liabilities arising in the Ordinary Course of Business; (c) obligations under capital leases (but not any operating leases); (d) obligations under letters of credit and similar facilities; and (e) any guarantees of the obligations described in clauses (a) - (d) above of any other Person.

“GAAP” means United States generally accepted accounting principles as in effect either from time to time as applied to periods prior to the Closing Date or as applied on the Closing Date, as applicable.

“Governmental Authority” means any foreign, federal, state, regional or local authority, agency, body, court or instrumentality exercising executive, legislative, judicial, regulatory or administrative functions.

“Hazardous Materials” means: (a) any flammable, ignitable, corrosive, reactive, radioactive, explosive, chemical, hazardous, toxic or dangerous substance, product, liquid, pollutant, contaminant, waste or other material regulated under Environmental Laws; (b) asbestos, asbestos containing materials; (c) oil and petroleum based products and natural gas, natural gas liquids; (d) liquefied natural gas, and synthetic gas usable for fuel; and (e) industrial process and pollution control wastes, whether or not hazardous within the meaning of the Federal Resource Conservation and Recovery Act.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all rules and regulations promulgated thereunder.

“Indemnified Losses” means any and all damage, obligation, payment, cost, expense, injury, judgment, penalty, fine, fee, Tax, interest or other loss of any kind or nature whatsoever (including costs of preparation, investigation, prosecution or defense of claims, actions, litigation or other proceedings and the settlement thereof, reasonable attorneys’, experts’, consultants’ and accountants’ fees in connection therewith, and amounts paid in settlement and judgments), and any damages or amounts of any kind payable to third parties that may be imposed or otherwise incurred. The determination of the amount of the Indemnified Losses shall be made without regard to any materiality qualification.

“Individual Noncompetition Agreements” means collectively, the noncompetition agreements dated as of the Closing Date by and between the applicable Company and each of the Individuals, each in a form acceptable to Purchaser.

“Intellectual Property Rights” means: (a) inventions, patents, patent applications and patent disclosures; (b) trademarks, service marks, trade dress, logos, trade names, corporate names and fictitious names and any registrations and applications for any of the foregoing, and including all goodwill associated therewith; (c) copyrights and any registrations and applications therefor; (d) computer software, databases and documentation, and websites and domain names; (e) trade secrets and confidential business information, inventions, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; and (f) documentation relating to any of the foregoing, and the right to sue for past infringement or improper, unlawful or unfair use of disclosure thereof and the right to apply for patent, design or similar protection therefor.

“IRS” means the Internal Revenue Service.

“Key Employee Noncompetition Agreements” means collectively, the noncompetition agreements dated as of the Closing Date by and between each of the parties set forth on Exhibit B hereto, each in a form acceptable to Purchaser.

“Landlord Agreement and Waiver” means the landlord agreement and waiver executed by each landlord of each of the Leased Properties in favor of KeyBank, N.A.

“Leases” means the lease agreements listed on Exhibit C hereto pertaining to the Leased Properties.

“Leased Properties” means each of the real property locations listed on Exhibit D hereto.

“Lien” means any lien, charge, condition, easement, adverse claim, right of first refusal, restriction, mortgage, security interest, option, pledge, title defect or any other restriction of any kind, nature or description whatsoever, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, or any other encumbrance of any kind, nature or description whatsoever.

“LOI Transactions” mean the acquisition of all of the outstanding Capital Stock of Trilok and Alpha Company.

“Material Adverse Change” means any change, event or occurrence that individually or in the aggregate has had, or would be reasonably likely to have, a material adverse effect upon the assets, business, operations, business prospects or condition (financial or otherwise) of a Company, except for effects resulting from industry-wide changes or general national or regional economic conditions to the extent such effects do not have a disproportionate effect on a Company, taken as a whole, relative to other Persons engaged in the industry in which such Company operates.

“Material Contracts” means each of the following, whether oral or written:

(a) all Contracts (other than with customers or suppliers) requiring payments, or potential payments, to or from any Company in the aggregate in excess of $100,000;

(b) all Contracts of any Company with a remaining term in excess of six months;

(c) all loan, financing, security, guaranty or other Contracts evidencing or relating to indebtedness, lines of credit, guarantees or Liens of any Company;

(d) all Contracts relating to Benefit Plans;

(e) all management, employment, severance, confidentiality, noncompetition or agency Contracts of any Company;

(f) all labor Contracts and collective bargaining agreements of a Company;

(g) all Contracts containing covenants that limit or purport to limit any Company’s ability to engage in any line of business or to compete with any Person or restrict it from disclosing any information;

(h) all Contracts relating to Intellectual Property Rights of any Company;

(i) all Contracts with any customer or supplier resulting in payments to or from any Company in excess of $250,000;

(j) all Contracts pursuant to which any Company leases real property or personal property;

(k) all Tax-sharing Contracts to which any Company is a party;

(l) all Contracts entered into outside of the Ordinary Course of Business of any Company;

(m) all Contracts relating to the leasing of employees or Service Providers by any Company from any third party;

(n) all Contracts pursuant to, or under which, any Individual, officer, manager, director, employee or Service Provider or any Affiliate of any of the foregoing: (i) provides or causes to provide any assets, services or facilities used or useful to any Company’s business; or (ii) receives any assets, services or facilities from any Company; and

(o) all other Contracts not included above that are material to the conduct and operation of any Company’s business.

“Net Working Capital” means, as of 11:59 p.m. on the Closing Date, Current Assets minus Current Liabilities.

“Ordinary Course of Business” means the ordinary course of a Company’s business consistent with past custom and practice of such Company (including with respect to quantity and frequency).

“Pension Plan” means an “employee pension benefit plan” as that term is defined in §3(2) of ERISA.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Post-Closing Tax Period” means any taxable period that begins after the Closing Date; in the case of a Straddle Period, the portion of the Straddle Period that begins after the Closing Date shall constitute a Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date; in the case of a Straddle Period, the portion of the Straddle Period that ends on and includes the Closing Date shall constitute a Pre-Closing Tax Period.

“Professional Fees and Selling Expenses” means (whether or not disclosed): (a) the aggregate fees and expenses of the Companies and the Equityholders related to the transactions herein contemplated, including all legal fees and expenses, accounting, tax, management, investment banking or other similar fees and expenses; (b) unpaid director or management fees or expenses of any Company related to the period of time prior to and including the Closing Date (whether accrued or unaccrued); and (c) any unpaid change in control, severance or similar payment obligations of any Company, including any employer portion of all social security, Medicare, unemployment and other similar employment Taxes that any Company incurs with respect thereto.

“Rule 144” means Rule 144 promulgated by the SEC under the Securities Act of 1933, as amended, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“SEC” means the Securities and Exchange Commission.

“Service Provider” means an individual who provides a service as a leased employee or independent contractor for the benefit of a Company that could be provided by an employee.

“Straddle Period” means a taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, net proceeds, license, payroll, employment, workers’ compensation, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, Capital Stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, unclaimed property, sales, use, transfer, value added, alternative or add on minimum, estimated or other tax, assessment, fee, levy or governmental charge of any nature whatsoever, including any interest, penalty or addition thereto, whether or not disputed, and includes any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person, as a transferee or successor, by reason of Applicable Law, Contract, or otherwise.

“Taxing Authority” means any domestic or foreign national, state, provincial, multi-state or municipal or other local executive, legislative or judicial government, court, tribunal, official, board, subdivision, agency, commission or authority thereof, or any other Governmental Authority exercising any regulatory or taxing authority thereunder having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“Tax Return” means any return, declaration, report, claim or refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means all agreements, certificates and instruments (other than this Agreement) delivered by any party in connection with the transactions contemplated by this Agreement.

“Welfare Plan” means an “employee welfare benefit plan” as such term is defined in §3(1) of ERISA.

13.2 Press Releases and Announcements. Purchaser may issue a press release relating to the transactions contemplated hereby subject to the prior written approval of Equityholders’ Representative, except if such press release is required by Applicable Law or stock exchange rule. Notwithstanding the foregoing, IBP and Purchaser may make at any time any disclosures regarding the transactions contemplated hereby and the Companies as they deem necessary and customary in connection with any filings required by the Exchange Act or as otherwise necessary for IBP to conduct meetings or discussions with or otherwise inform investors or analysts of IBP. Except as set forth in the foregoing sentences, no party may issue any press release or make any announcement relating to the subject matter of this Agreement without the prior written consent of Purchaser and Equityholders’ Representative, on behalf of the Equityholders.

13.3 Further Assurances. In case at any time after Closing any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and to effect, consummate, confirm or evidence the transactions contemplated hereby, each party will take such further action (including, without limitation, the execution of such further documents and instruments) as any other party may reasonably request. In addition to the obligations set forth in Section 11.7, Equityholders’ Representative and the Equityholders will cooperate with Purchaser and its counsel in the contest or defense of, and provide any testimony and access to their books and records in connection with, any proceeding involving or relating to any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, practice or situation before the Closing Date involving any Company or its respective business or the Equityholders.

13.4 No Third-Party Beneficiaries. This Agreement (other than Sections 11.2 and 11.3 with respect to Indemnified Parties) shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

13.5 Entire Agreement. This Agreement and the Transaction Documents are the exclusive statement of the agreement among the parties concerning the subject matter hereof and supersede all other prior agreements, oral or written, among or between any of the parties hereto concerning such subject matter. All prior and contemporaneous negotiations, disclosures, discussions and investigations among or between any of the parties hereto relating to the subject matter of this Agreement are merged into this Agreement, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, relating to the subject matter of this Agreement, other than those expressly included herein or in the agreements and documents referred to in this Agreement.

13.6 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Notwithstanding the foregoing, Purchaser may assign its rights hereunder to an Affiliate or to any successor to substantially all of its business and may collaterally assign its rights with respect to this Agreement and the transactions contemplated herein to its lender(s).

13.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, e-mail or other means electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

13.8 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

13.9 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if signed by the respective Person giving such notice (in the case of any entity the signature shall be by an authorized officer thereof) on the first business day following receipt of hand delivery, certified or registered mail (return receipt requested), or telecopy or electronic transmission and provided that the original copy thereof also is sent by certified or registered mail with confirmation of transmission, or the next business day after deposit with a nationally recognized overnight delivery service, addressed as follows:

If to Purchaser or IBP, to:	Installed Building Products, Inc.
495 South High Street, Suite 50
Columbus, Ohio 43215
Attention: Shelley McBride, Esq.
Email: shelley.mcbride@installed.net
Telecopy: (614) 221-3389

If to any Equityholder, or to Equityholders’ Representative, to:	Vikas Verma
670 Village Trace
Bldg. 19, Ste. E
Marietta GA 30067
Email: VicVerma@alphaiwp.com
Telecopy: (678) 325-2964

with a copy to:	KPPB LAW
One Lakeside Commons, Suite 800
990 Hammond Drive NE
Atlanta, GA 30328
Attention: Sonjui L. Kumar
Email: skumar@kppblaw.com
Telecopy: 678-443-2230

Such names and addresses may be changed by the giving of a notice as provided herein.

13.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio exclusive of the conflict of law principles thereof. The parties waive personal service of any and all process on each of them and consent that all such service of process shall be made in the manner, to the party and at the address set forth in Section 13.9, and service so made shall be complete as stated in such section.

13.11 Dispute Resolution. The parties to this Agreement shall cooperate in good faith to resolve any dispute that may arise under or with respect to this Agreement (other than a dispute governed by the provisions of Section 1.3) after the Closing Date (each, a “Dispute”); provided, however, that, if any such Dispute is not resolved in a reasonable period of time (not to exceed 30 days, unless otherwise agreed by the parties), the parties shall be free to pursue any other remedies at law or equity.

13.12 Waivers. No waiver hereunder shall be valid unless the same shall be in writing and signed by all of the parties giving the waiver. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

13.13 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

13.14 Expenses. Except to the extent otherwise specifically provided herein, each party will be responsible for its fees and expenses incurred in connection with its efforts to consummate the transactions contemplated hereby.

13.15 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word “including” shall mean including, without limitation.

13.16 Incorporation of Schedules. The Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

PURCHASER:

EMPER HOLDINGS, LLC

By:	/s/ Jeffrey W. Edwards
Jeffrey W. Edwards, President & CEO

IBP:

INSTALLED BUILDING PRODUCTS, INC.

By:	/s/ Jeffrey W. Edwards
Jeffrey W. Edwards, President & CEO

EQUITYHOLDERS:

/s/ Vikas Verma
Vikas Verma

/s/ Henry Schmueckle
Henry Schmueckle

PREEM HOLDINGS I, LLC

By:	/s/ Vikas Verma
Vikas Verma, Member & Manager

PREEM HOLDINGS II, LLC

By:	/s/ Henry Schmueckle
Henry Schmueckle, Member & Manager

EQUITYHOLDERS’ REPRESENTATIVE:

/s/ Vikas Verma
Vikas Verma

[Signature Page to Share Purchase Agreement]

Schedules and Exhibits

Schedule 1.2	Flow of Funds
Schedule 1.3	Closing Balance Sheet Example
Schedule 1.5	Transaction Costs for EBITDA Calculation

Schedule 3.3	Consents (Purchaser)

Schedule 5.1	Operating Jurisdictions
Schedule 5.3	Noncontravention and Consents (Companies)
Schedule 5.4	Capitalization and Equityholder Percentages (Companies)
Schedule 5.7	Financial Statements
Schedule 5.8	Funded Indebtedness
Schedule 5.9	Recent Events
Schedule 5.10	Scheduled Receivables
Schedule 5.11	Compliance with Laws
Schedule 5.12	Licenses and Permits
Schedule 5.13	Litigation
Schedule 5.14	Taxes
Schedule 5.15	Suppliers and Customers
Schedule 5.16	Affiliate Relationships
Schedule 5.18	Intellectual Property Rights
Schedule 5.19	Material Contracts
Schedule 5.22	Employee Benefits
Schedule 5.23	Employees and Independent Contractors
Schedule 5.24	Inventory
Schedule 5.25	Insurance
Schedule 5.26	Permitted Liens
Schedule 5.30	Bank Accounts, Powers of Attorney and Agents

Schedule 6.2	Noncontravention (Individuals)
Schedule 6.3	Consents (Individuals)
Schedule 6.4	Capitalization and Equityholder Percentages (Sellers)

Schedule 10.5	Allocation Schedule

Exhibit A	Employment Offer Letters
Exhibit B	Key Employee Noncompetition Agreements
Exhibit C	Leases
Exhibit D	Leased Properties